9.8.99                                                             EXHIBIT 10.52


                            REIMBURSEMENT AGREEMENT


          REIMBURSEMENT AGREEMENT dated as of September 8, 1999 among ACE Limited, a Cayman Islands company (the "Parent"), ACE Bermuda Insurance Ltd ("ACE Bermuda") and Tempest Reinsurance Company Limited ("Tempest") (ACE Bermuda and Tempest, together with the Parent, the "Account Parties" and individually an "Account Party"), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Banks (the "Initial Banks"), Mellon Bank, N.A., as issuing bank (the "Issuing Bank"), Deutsche Bank AG, New York and/or Cayman Islands Branches ("Deutsche") and Fleet National Bank ("Fleet") as documentation agents (Deutsche and Fleet, together with any successor documentation agent appointed pursuant to Article VIII, the "Documentation Agents" and individually a "Documentation Agent") and Mellon Bank, N.A., as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the "Administrative Agent" and, together with the Documentation Agents, the "Agents") for the Banks.


                            PRELIMINARY STATEMENTS:

          The Account Parties have requested that the Issuing Bank and the Banks make available to the Account Parties a credit facility in an amount up to $430,000,000 to provide for the issuance of letters of credit for the account of one or more of the Account Parties. The Issuing Bank and the Banks have indicated their willingness to agree to make such letters of credit available on the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE I

                       DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Account Parties" has the meaning specified in the recital of parties to this Agreement.

          "ACE Bermuda" has the meaning specified in the recital of parties to this Agreement.

          "ACE INA" means ACE INA Holdings Inc., a Delaware corporation.

          "Acquisition" means the acquisition by the Parent or one of its Affiliates from the Seller of CIGNAP&C, which was a division of the Seller.

          "Adjusted Consolidated Debt" means, at any time, an amount equal to
     (i) the then outstanding Consolidated Debt of the Parent and its Subsidiaries plus (ii) 50% of the then issued and outstanding amount of Preferred Securities (other than any Mandatorily Convertible Securities).

          "Administrative Agent" has the meaning specified in the recital of parties to this Agreement.

          "Administrative Agent's Account" means the account of the Administrative Agent maintained by the Administrative Agent at Mellon Bank, N.A., One Mellon Bank Center, Pittsburgh, PA 15258, Account No. 990867201 attn: Mary K. Jones or such other account as the Administrative Agent shall specify in writing to the Banks.

          "Advance" means a Letter of Credit Advance.

          "Affected Bank" means any Bank that (i) has made, or notified any Account Party that an event or circumstance has occurred which may give rise to, a demand for compensation under Section 2.06(a) or (b) or Section
     2.08 (but only so long as the event or circumstance giving rise to such demand or notice is continuing) or (ii) is a Downgraded Bank.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

          "Agent" has the meaning specified in the recital of parties to this Agreement.

          "Agreement Currency" has the meaning specified in Section 2.16(g).

          "Applicable Account Party" with respect to any outstanding or proposed Letter of Credit means the Account Party for the account of which such Letter of Credit was or is proposed to be issued.

          "Applicable Commitment Fee Percentage" means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

--------------------------------------------------------------------
Public Debt Rating                       Applicable Commitment Fee
S&P/Moody's                                      Percentage
--------------------------------------------------------------------
Level 1                                            0.100%
-------
A-/A3 and above

Level 2                                            0.125%
-------
BBB+/Baa1

Level 3                                            0.150%
-------
BBB/Baa2

Level 4                                            0.175%
-------
BBB-/Baa3

Level 5                                            0.250%
-------
Lower than Level 4
--------------------------------------------------------------------

          "Applicable Lending Office" means, with respect to each Bank, such Bank's Domestic Lending Office.

          "Applicable Margin" means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:


    Public Debt Rating           Applicable Margin           Applicable Margin
        S&P/Moody's                     for                         for
                                    Case 1 days                 Case 2 days
--------------------------------------------------------------------------------


Level 1                                0.425%                      0.500%
-------
A-/A3 and above

Level 2                                0.500%                      0.575%
-------
BBB+/Baa1

Level 3                                0.600%                      0.725%
-------
BBB/Baa2

Level 4                                0.700%                      0.875%
-------
BBB-/Baa3

Level 5                                1.000%                      1.250%
-------
Lower than Level 4
--------------------------------------------------------------------------------

     it being understood that Case 1 shall be applicable to each day on which
     (x) the sum of the aggregate Available Amount of all Letters of Credit plus the aggregate principal amount of all outstanding Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.02(f) (whether held by the Issuing Bank or the Banks) is equal to or less than (y) 33.0% of the aggregate LC Commitment Amounts of the Banks and Case 2 shall be applicable to each other day.

          "Approved Fund" means, with respect to any Bank that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

          "Approved Investment" means any Investment that was made by the Parent or any of its Subsidiaries pursuant to investment guidelines set forth by the board of directors of the Parent which are consistent with past practices.

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto.

          "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time or at any future time (assuming compliance at such time or such future time with all conditions to drawing) (including without limitation amounts which have been the subject of drawings by the applicable beneficiary but which have not yet been paid by the Issuing Bank).

          "Bankruptcy Law" means any proceeding of the type referred to in
     Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

          "Banks" means the Initial Banks and each Person that shall become a Bank hereunder pursuant to Section 9.07(a), (b) and (c) for so long as such Initial Bank or Person, as the case may be, shall be a party to this Agreement.

          "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the rate of interest announced publicly by Mellon in Pittsburgh, Pennsylvania from time to time, as Mellon's prime rate.

          "Business Day" means a day of the year on which banks are not required or authorized by law to close in Pittsburgh, Pennsylvania.

          "Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

          "Change of Control" means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent (or other securities convertible into such Voting Interests) representing 30% or more of the combined voting power of all Voting Interests of the Parent; or (b) a majority of the board of directors of the Parent shall not be Continuing Members; or (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that results in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent.

          "CIGNAP&C" means the domestic and international property and casualty business of the Seller.

          "Commitment Amount" means an LC Commitment Amount or the Letter of Credit Issuance Commitment Amount.

          "Commitment Banks" has the meaning specified in Section 2.18.

          "Committed Facility" means, at any time, the aggregate amount of the Banks' LC Commitment Amounts at such time.

          "Confidential Information" means information that any Loan Party furnishes to any Agent or any Bank, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by any Agent or any Bank of its obligations hereunder or that is or becomes available to such Agent or such Bank from a source other than the Loan Parties that is not, to the best of such Agent's or such Bank's knowledge, acting in violation of a confidentiality agreement with a Loan Party.

          "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

          "Consolidated Net Income" means, for any period, the net income of the Parent and its Consolidated Subsidiaries, determined on a Consolidated basis for such period.

          "Consolidated Tangible Net Worth" means at any date the Consolidated stockholder's equity of the Parent and its Consolidated Subsidiaries (plus, to the extent not included in such Consolidated stockholder's equity, the outstanding amount of all Mandatorily Convertible Preferred Securities) less their Consolidated Intangible Assets, all determined as of such date, provided that such determination for purposes of Section 5.04 shall be made without giving effect to adjustments pursuant to Statement No. 115 of the Financial Accounting Standards Board of the United States of America. For purposes of this definition, "Intangible Assets" means the amount (to the extent reflected in determining such Consolidated stockholder's equity) of
     (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to March 31, 1999 in the book value of any asset owned by the Parent or a Consolidated Subsidiary and (ii) all unamortized debt discount and expense, unamortized deferred charges, deferred acquisition cost relating to the acquisition of the stock or assets of any other Person, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expense and other intangible assets.

          "Conversion to Tranche System" has the meaning specified in Section 2.18.

          "Contingent Obligation" means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,
     (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that Contingent Obligations shall not include any obligations of any such Person arising under insurance contracts entered into in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

          "Continuing Member" means a member of the Board of Directors of the Parent who either (i) was a member of the Parent's Board of Directors on the date of execution and delivery of this Agreement by the Parent and has been such continuously thereafter or (ii) became a member of such Board of Directors after such date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Parent's Board of Directors.

          "Current Expiration Date" has the meaning specified in Section 2.17.

          "Debenture" means debt securities issued by ACE INA or the Parent to the Special Purpose Trust in exchange for proceeds of Preferred Securities.

          "Debt" of any Person means, without duplication for purposes of calculating financial ratios, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases (excluding imputed interest), (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such capital stock (excluding payments under a contract for the forward sale of ordinary shares of such Person issued in a public offering), valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Contingent Obligations of such Person in respect of Debt (of the types described above) of any other Person and
     (i) all indebtedness and other payment obligations referred to in clauses
     (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured
     by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations; provided, however, that the amount of Debt of such Person under clause (i) above shall, if such Person has not assumed or otherwise become liable for any such Debt, be limited to the lesser of the principal amount of such Debt or the fair market value of all property of such Person securing such Debt; provided further that "Debt" shall not include obligations in respect of insurance or reinsurance contracts entered into in the ordinary course of business; provided further that, solely for purposes of Section 5.04 and the definitions of "Adjusted Consolidated Debt" and "Total Capitalization", "Debt" shall not include (x) any contingent obligations of any Person under or in connection with acceptance, letter of credit or similar facilities or (y) obligations of the Parent or ACE INA under any Debentures or under any subordinated guaranty of any Preferred Securities or obligations of the Special Purpose Trust under any Preferred Securities.

          "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "Defaulted Amount" means, with respect to any Bank at any time, any amount required to be paid by such Bank to any Agent or any other Bank hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Bank to (a) the Issuing Bank pursuant to
     Section 2.02(e) to purchase a portion of a Letter of Credit Advance made by the Issuing Bank and (b) any Agent or the Issuing Bank pursuant to Section
     8.05 to reimburse such Agent or the Issuing Bank for such Bank's ratable share of any amount required to be paid by the Banks to such Agent or the Issuing Bank as provided therein.

          "Defaulting Bank" means, at any time, any Bank that, at such time, (a) owes a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

          "Deutsche" has the meaning specified in the recital of parties to this Agreement.

          "Documentation Agent" has the meaning specified in the recital of parties to this Agreement.

          "Dollar Equivalent" has the meaning specified in Section 2.16(h).

          "Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Bank, as the case may be, or such other office of such Bank as such Bank may from time to time specify to any Account Party and the Administrative Agent.

          "Downgrade Account" has the meaning specified in Section 2.14(a).

          "Downgrade Event" means, with respect to any Bank, a reduction of the credit rating for the senior unsecured unsupported long-term debt of such Bank by S&P or Moody's.

          "Downgraded Bank" means any Bank which has a credit rating of less than A- (in the case of S&P) or A3 (in the case of Moody's) for its senior unsecured unsupported long-term debt or which does not have any credit rating on such debt from one of S&P or Moody's.

          "Downgrade Notice" has the meaning specified in Section 2.14(a).

          "Effective Date" means the first date on which the conditions set forth in Article III shall have been satisfied.

          "Eligible Assignee" means (i) a Bank, (ii) an Affiliate of a Bank, or
     (iii) a commercial bank, a savings bank or other financial institution that is approved by the Administrative Agent and the Issuing Bank and, unless an Event of a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, the Parent (such approval of the Parent not to be unreasonably withheld or delayed); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

          "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

          "Environmental Law" means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

          "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          "Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

          "Equity Issuance" means one or more issuances by the Parent and/or ACE INA of Equity Interests and/or equity-linked securities, the Net Cash Proceeds of which shall be at least $500,000,000.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code or Section 4001 of ERISA.

          "Events of Default" has the meaning specified in Section 6.01.

          "Existing Letters of Credit" means the letters of credit issued by the Issuing Bank prior to the date hereof listed on Schedule II hereto.

          "Expiration Date" shall mean September 6, 2000, as such date may be extended in accordance with Section 2.17 hereof.

          "Extension Request" has the meaning specified in Section 2.17.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Fee Letter" means the fee letter dated on or about the date hereof among the Parent and the Issuing Bank, as amended.

          "Fiscal Year" means a fiscal year of the Parent and its Consolidated Subsidiaries ending on September 30 in any calendar year.

          "Fleet" has the meaning specified in the recital of parties to this Agreement.

          "Foreign Government Scheme or Arrangement" has the meaning specified in Section 4.01 (n) (iv).

          "Foreign Plan" has the meaning specified in Section 4.01 (n) (iv).

          "GAAP" has the meaning specified in Section 1.03.

          "Granting Bank" has the meaning specified in Section 9.07(l).

          "Guaranty" means the undertaking by each of the Account Parties under
     Article VII.

          "Hazardous Materials" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

          "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

          "Indemnified Party" has the meaning specified in Section 9.04(b).

          "Information Memorandum" means the information memorandum dated February 1999 which may be used in connection with the syndication of the commitments hereunder.

          "Initial Banks" has the meaning specified in the recital of parties to this Agreement.

          "Initial Extension of Credit" means the agreement of the Issuing Bank to maintain the Existing Letters of Credit outstanding as Letters of Credit hereunder, which agreement shall be deemed to be an issuance of Letters of Credit hereunder.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of "Debt" in respect of such Person; provided, however, that any purchase by any Loan Party or any Subsidiary of any catastrophe-linked instruments which are (x) issued for the purpose of transferring traditional reinsurance risk to the capital markets and (y) purchased by such Loan Party or Subsidiary in accordance with its customary reinsurance underwriting procedures, or the entry by any Loan Party or any Subsidiary into swap instruments relating to such instruments in accordance with such procedures, shall be deemed to be the entry by such Person into a reinsurance contract and shall not be deemed to be an Investment by such Person.

          "Issuing Bank" means Mellon Bank, N.A. and any "New Issuing Bank" appointed in accordance with Section 2.15.

          "Judgment Currency" has the meaning specified in Section 2.16(g).

          "LC Commitment Amount" means, with respect to any Bank at any time, the amount set forth opposite such Bank's name on Schedule I hereto under the caption "LC Commitment Amount" or, if such Bank has entered into one or more Assignment and Acceptances, set forth for such Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Bank's "LC Commitment Amount", as such amount may be reduced at or prior to such time pursuant to Section 2.04. If the Conversion to Tranche System shall have occurred, the LC Commitment Amount of a Bank which is not a Commitment Bank will also be reduced, in the event of a reduction of the Available Amount under (except, for so long as a drawing is not reimbursed, as a result of a drawing under) any Letter of Credit (including upon expiration or termination thereof) with respect to which such Bank has a funding obligation (or with respect to which such Bank would have had a funding obligation if a drawing had occurred prior to such expiration or termination), by an amount equal to such reduction.

          "LC Participation Obligations" has the meaning specified in Section 2.14(a).

          "L/C Related Documents" has the meaning specified in Section 2.03(a)(ii).

          "L/C Termination Date" has the meaning specified in Section 2.18.

          "Letter of Credit Advance" has the meaning specified in Section
     2.02(f).

          "Letter of Credit Agreement" has the meaning specified in Section 2.02(a).

          "Letter of Credit Business Day" means a Business Day.

          "Letter of Credit Exposure" at any time means the sum at such time of
     (a) the aggregate outstanding amount of Letter of Credit Advances, (b) the aggregate Available Amounts of all outstanding Letters of Credit and (c) the aggregate Available Amounts of all Letters of Credit which have been requested by an Account Party to be issued hereunder but have not yet been so issued.

          "Letter of Credit Issuance Commitment Amount" means at any time the lesser of (a) $430,000,000 (or such lesser amount as may be agreed in writing among the Account Parties, the Administrative Agent and the Issuing
     Bank) and (b) the aggregate amount of the LC Commitment Amounts then in effect.

          "Letter of Credit Participating Interest" has the meaning specified in
     Section 2.02(d).

          "Letter of Credit Participating Interest Commitment" has the meaning specified in Section 2.02(d).

          "Letter of Credit Participating Interest Percentage" means, for any Bank, a fraction, expressed as a percentage, the numerator of which is such Bank's LC Commitment Amount and the denominator of which is the aggregate LC Commitment Amounts of all the Banks.

          "Letters of Credit" has the meaning specified in Section 2.01.

          "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

          "Loan Documents" means (i) this Agreement, (ii) the Fee Letter and
     (iii) each Letter of Credit Agreement, in each case as amended.

          "Loan Parties" means the Account Parties.

          "Mandatorily Convertible Preferred Securities" means units comprised of Preferred Securities and a contract for the sale of ordinary shares of the Parent (including "Feline Prides(TM)" or any substantially similar securities).

          "Margin Stock" has the meaning specified in Regulation U.

          "Material Adverse Change" means any material adverse change in the business, financial condition, operations or properties of the Parent and its Subsidiaries, taken as a whole.

          "Material Adverse Effect" means a material adverse effect on (a) the business, condition, operations or properties of the Parent and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Bank under any Loan Document or (c) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan

     Documents.

          "Material Financial Obligation" means a principal amount of Debt and/or payment obligations in respect of any Hedge Agreement of the Parent and/or one or more of its Subsidiaries arising in one or more related or unrelated transactions exceeding in the aggregate $25,000,000.

          "Mellon" means Mellon Bank, N.A.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any asset or the incurrence or issuance of any Debt or the sale or issuance of any Equity Interests or Preferred Securities by any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions, (b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any Debt secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof; provided, however, that in the case of taxes that are deductible under clause (b) above but for the fact that, at the time of receipt of such cash, such taxes have not been actually paid or are not then payable, such Loan Party or such Subsidiary may deduct an amount (the "Reserved Amount") equal to the amount reserved in accordance with GAAP for such Loan Party's or such Subsidiary's reasonable estimate of such taxes, other than taxes for which such Loan Party or such Subsidiary is indemnified; provided further that, at the time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute "Net Cash Proceeds" of the type for which such taxes were reserved for all purposes hereunder; provided further that, prior to the date on which the Public Debt Rating of the Parent falls to BBB/Baa2 or below, Net Cash Proceeds from the sale, lease, transfer or other disposition of any asset or Equity Interests shall not include any amount of cash proceeds received in connection with such transaction to the extent such cash proceeds are reinvested in the same or related line of business as the business of the Parent.

          "Non-Dollar Letters of Credit" has the meaning specified in Section 2.16(a).

          "OECD" means the Organization for Economic Cooperation and Development.

          "Other Taxes" has the meaning specified in Section 2.08(b).

          "Overnight Rate" has the meaning specified in Section 2.16(h).

          "Parent" has the meaning specified in the recital of parties to this Agreement.

          "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

          "Pension Plan" means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to title IV of ERISA (other than any "multiemployer plan" as such term is defined in section 4001(a)(3) of ERISA), and to which any Loan Party or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

          "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or which are being contested in good faith by appropriate proceedings: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and
     (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

          "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Pre-Commitment Information" means all of the written information in the Information Memorandum provided by or on behalf of the Parent to the Administrative Agent and the Banks.

          "Preferred Interests" means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person's property and assets, whether by dividend or upon liquidation.

          "Preferred Securities" means (i) preferred securities issued by the Special Purpose Trust which shall provide, among other things, that dividends shall be payable only out of proceeds of interest payments on the Debentures, or (ii) other instruments that may be treated in whole or in part as equity for rating agency purposes while being treated as debt for tax purposes.

          "Pro Rata" has the meaning specified in Section 2.18.

          "Pro Rata Share" means, for any Bank, its share determined Pro Rata, in accordance with the definition of the term "Pro Rata" in Section 2.18 hereof.

          "Public Debt Rating" means, as of any date, the lower rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Parent. For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Applicable Margin or the Applicable Commitment Fee Percentage, as the case may be, shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a Public Debt Rating the Applicable Margin and the Applicable Commitment Fee Percentage shall be set in accordance with the level which is three rating levels below the Parent's S&P financial strength rating at such time, provided that, in the event that the Parent's S&P financial strength rating is affirmed at (i) A+, the applicable Level will be Level 2 and (ii) A+ and on credit watch/review with negative implications, the applicable Level will be Level 3; (c) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (d) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

          "Purchase Agreement" means the Purchase Agreement dated as of January 11, 1999 among the Seller, Cigna Holdings, Inc. and the Parent.

          "Redeemable" means, with respect to any Equity Interest, any Debt or any other right or obligation, any such Equity Interest, Debt, right or obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

          "Register" has the meaning specified in Section 9.07(d).

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Required Commitment Banks" has the meaning specified in Section 2.18.

          "Required Banks" means, at any time, Banks owed or holding at least a majority in interest of the sum of (a) aggregate principal amount of the Letter of Credit Advances outstanding at such time and (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, or, if no such principal amount and no Letters of Credit are outstanding at such time, Banks having LC Commitment Amounts constituting at least a majority in interest of the aggregate of the LC Commitment Amounts; provided, however, that if any Bank shall be a Defaulting Bank at such time, there shall be excluded from the determination of Required Banks at such time (A) the aggregate principal amount of the interest of such Bank in Letter of Credit Advances and outstanding at such time, (B) such Bank's Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (C) the Unused LC Commitment Amount of such Bank at such time.

          "Responsible Officer" means the Chairman, Chief Executive Officer, President, Chief Financial Officer, Treasurer or Chief Investment Officer of the Parent.

          "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

          "Seller" means Cigna Corporation.

          "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and
     (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Special Expiration Date" has the meaning specified in Section 2.18.

          "Special Purpose Trust" means a special purpose business trust established by the Parent or ACE INA of which the Parent or ACE INA will hold all the common securities, which will be the issuer of the Preferred Securities, and which will loan to the Parent or ACE INA (such loan being evidenced by the Debentures) the net proceeds of the issuance and sale of the Preferred Securities.

          "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or
     (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

          "Supplement to Tranche System" has the meaning specified in Section 2.18.

          "Taxes" has the meaning specified in Section 2.08(a).

          "Tempest" has the meaning specified in the recital of parties to this Agreement.

          "Total Capitalization" means, at any time, an amount (without duplication) equal to (i) the then outstanding Consolidated Debt of the Parent and its Subsidiaries plus (ii) Consolidated stockholders equity of the Parent and its Subsidiaries plus (without duplication) (iii) the then issued and outstanding amount of Preferred Securities and (without duplication) Debentures.

          "Tranche 1 Bank" and other defined terms beginning with the word "Tranche" have the respective meanings specified in Section 2.18.

          "Unused LC Commitment Amount" means, with respect to any Bank at any time,

     (a) such Bank's LC Commitment Amount at such time minus (b) such Bank's Pro Rata Share of (i) the aggregate Available Amount of all Letters of Credit hereunder and (ii) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.02(f) and outstanding at such time (whether held by the Issuing Bank or the Banks). If the Conversion to Tranche System shall have occurred, the Unused LC Commitment Amount of any Bank which is not a Commitment Bank shall be zero.

          "Voting Interests" means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

          "Welfare Plan" means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

          "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". References in the Loan Documents to any agreement or contract "as amended" shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

          SECTION 1.03. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time ("GAAP"), applied on a basis consistent (except for changes concurred in by the Parent's independent public accountants) with the most recent audited consolidated financial statements of the Parent and its Subsidiaries delivered to the Banks; provided that, if the Parent notifies the Administrative Agent that the Parent wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Parent that the Required Banks wish to amend Article V for such purpose), then the Parent's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective (and, concurrently with the delivery of any financial statements required to be delivered hereunder, the Parent shall provide a statement of reconciliation conforming such financial information to such generally accepted accounting principles as previously in effect), until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Parent and the Required Banks.

                                  ARTICLE II

                             AMOUNTS AND TERMS OF
                             THE LETTERS OF CREDIT

          SECTION 2.01. The Letters of Credit. The Issuing Bank agrees, on the terms and subject to the conditions herein set forth, to issue letters of credit (the "Letters of Credit") for the account of any Account Party on any Letter of Credit Business Day from time to time during the period from the date hereof to the Expiration Date, including by agreeing to maintain the Existing Letters of Credit as Letters of Credit hereunder. From and after the Initial Extension of Credit, the Existing Letters of Credit shall be Letters of Credit hereunder.
The Issuing Bank shall have no obligation to issue, and no Account Party will request the issuance of, any Letter of Credit hereunder if, at the time of issuance of such Letter of Credit and after giving effect thereto, the Letter of Credit Exposure would exceed the Issuing Bank's Letter of Credit Issuance Commitment Amount. The Issuing Bank shall have no obligation to issue, and no Account Party shall request the issuance of, any Letter of Credit hereunder if the Available Amount of such Letter of Credit exceeds, immediately before the time of such issuance, an amount equal to the total Unused LC Commitment Amounts of the Banks at such time (as such amount shall be advised by the Administrative Agent to the Issuing Bank as contemplated by Section 2.02). The Issuing Bank shall have no obligation to issue, and no Account Party shall request the issuance of, any Letter of Credit except within the following limitations: (i) each Letter of Credit shall be denominated in U.S. dollars, (ii) each Letter of Credit shall be payable only against sight drafts (and not time drafts) and
(iii) no Letter of Credit shall have an expiration date (including all rights of the Applicable Account Party or the beneficiary to require renewal) later than one year after the date of issuance thereof, but a Letter of Credit may by its terms be automatically renewable annually unless the Issuing Bank notifies the beneficiary thereof of its election not to renew such Letter of Credit. The Issuing Bank shall have no obligation to issue any letter of credit which is unsatisfactory in form, substance or beneficiary to the Issuing Bank in the exercise of its reasonable judgment consistent with its customary practice.

          SECTION 2.02. Issuance and Renewals and Drawings, Participations and Reimbursement with Respect to Letters of Credit. (a) Request for Issuance. An Account Party may from time to time request, upon at least three Letter of Credit Business Days' written notice (given not later than 11:00 A.M. New York City time on the last day permitted therefor), the Issuing Bank to issue or renew (other than any automatic renewal thereof) a Letter of Credit by:

          (i) delivering to the Issuing Bank and the Administrative Agent a written request to such effect, specifying the date on which such Letter of Credit is to be issued (which shall be a Letter of Credit Business Day), the expiration date thereof, the Available Amount thereof, the name and address of the beneficiary thereof and the form thereof, and

          (ii) in the case of the issuance of a Letter of Credit, delivering to the Issuing Bank a completed agreement and application with respect to such Letter of Credit as the Issuing Bank may specify for use in connection with such requested Letter of Credit (a "Letter of Credit Agreement"), together with such other certificates, documents and other papers as are specified in such Letter of Credit Agreement.

The Administrative Agent shall, promptly upon receiving such notice, notify the Banks of such proposed Letter of Credit (which notice shall specify the Available Amount and term of such proposed Letter of Credit) or such proposed renewal of a Letter of Credit (which notice shall specify the term of such renewal), and shall determine, as of 11:00 A.M. (Pittsburgh time) on the Business Day immediately preceding such proposed issuance, whether such proposed Letter of Credit complies with the limitations set forth in Section 2.01 hereof. If such limitations set forth in Section 2.01 are not satisfied or if the Required Banks have given notice to the Administrative Agent to cease issuing or renewing Letters of Credit as contemplated by this Agreement, the Administrative Agent shall immediately notify the Issuing

Bank (in writing or by telephone immediately confirmed in writing) that the Issuing Bank is not authorized to issue or renew, as the case may be, such Letter of Credit. If the Issuing Bank issues or renews a Letter of Credit, it shall deliver the original of such Letter of Credit to the beneficiary thereof or as the Applicable Account Party shall otherwise direct, and shall promptly notify the Administrative Agent thereof and furnish a copy thereof to the Administrative Agent.

          (b) Request for Extension or Increase. An Account Party may from time to time request the Issuing Bank to extend the expiration date of an outstanding Letter of Credit issued for its account or increase (or, with the consent of the beneficiary, decrease) the Available Amount of or the amount available to be drawn on such Letter of Credit. Such extension or increase shall for all purposes hereunder be treated as though such Account Party had requested issuance of a replacement Letter of Credit (except only that the Issuing Bank may, if it elects, issue a notice of extension or increase in lieu of issuing a new Letter of Credit in substitution for the outstanding Letter of Credit).

          (c) Limitations on Issuance, Extension, Renewal and Amendment. As between the Issuing Bank, on the one hand, and the Agents and the Banks, on the other hand, the Issuing Bank shall be justified and fully protected in issuing or renewing a proposed Letter of Credit unless it shall have received notice from the Administrative Agent as provided in Section 2.02(a) hereof that it is not authorized to do so (and, in the case of automatic renewals, ten days shall have passed following the date of the Issuing Bank's receipt of such notice), notwithstanding any subsequent notices to the Issuing Bank, any knowledge of a Default, any knowledge of failure of any condition specified in Article III hereof to be satisfied, any other knowledge of the Issuing Bank, or any other event, condition or circumstance whatsoever. The Issuing Bank may amend, modify or supplement Letters of Credit or Letter of Credit Agreements, or waive compliance with any condition of issuance, renewal or payment, without the consent of, and without liability to, any Agent or any Bank, provided that any such amendment, modification or supplement that extends the expiration date or increases the Available Amount of or the amount available to be drawn on an outstanding Letter of Credit shall be subject to Section 2.01.

          (d) Letter of Credit Participating Interests. Concurrently with the issuance of each Letter of Credit, the Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each other Bank, and each other Bank automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted and assumed from the Issuing Bank, without recourse to, or representation or warranty by, the Issuing Bank, an undivided interest, in a proportion equal to such Bank's Pro Rata Share, in all of the Issuing Bank's rights and obligations in, to or under such Letter of Credit, the related Letter of Credit Agreement, all reimbursement obligations with respect to such Letter of Credit, and all collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Bank being referred to herein as a "Letter of Credit Participating Interest", it being understood that the Letter of Credit Participating Interest of the Issuing Bank is the interest not otherwise attributable to the Letter of Credit Participating Interests of the other Banks). Each Bank irrevocably and unconditionally agrees to the immediately preceding sentence, such agreement being herein referred to as such Bank's "Letter of Credit Participating Interest Commitment". Amounts, other than Letter of Credit Advances made by a Bank other than the Issuing Bank and other than Letter of Credit commissions under Section 2.05(c)(i), payable from time to time under or in connection with a Letter of Credit or Letter of Credit Agreement shall be for the sole account of the Issuing Bank. On the date that any assignee becomes a party to this Agreement in accordance with Section 9.07 hereof, Letter of Credit Participating Interests in all outstanding Letters of Credit held by the Bank from which such assignee acquired its interest hereunder shall be proportionately reallocated between such assignee and such assignor Bank (and, to the extent such assignor Bank is the Issuing Bank, the assignee Bank shall be deemed to have acquired a Letter of Credit Participating Interest from the Issuing Bank to such extent). Notwithstanding any other provision hereof, each Bank hereby agrees that its obligation to participate in each Letter of Credit, its obligation to make the payments specified in Section 2.02(e), and the right of the Issuing Bank to receive such payments in the manner specified therein, are each absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatever. The failure of any Bank to make any such payment shall not relieve any other Bank of its funding obligation hereunder on the date due, but no Bank shall be responsible for the failure of any other Bank to meet its funding obligations hereunder.

          (e) Payment by Banks on Account of Unreimbursed Draws. If the Issuing Bank makes a payment under any Letter of Credit and is not reimbursed in full therefor on such payment date in accordance with Section 2.03(a), the Issuing Bank may notify the Administrative Agent thereof (which notice may be by telephone), and the Administrative Agent shall forthwith notify each Bank (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Administrative Agent's close of business on the date such notice is given (if notice is given by 2:00 P.M. Pittsburgh time) or 10:00 A.M. Pittsburgh time the following day (if notice is given after 2:00 P.M. Pittsburgh time or in the case of any Bank whose Applicable Lending Office is located in Europe), each Bank will pay to the Administrative Agent, for the account of the Issuing Bank, in immediately available funds, an amount equal to such Bank's Pro Rata Share of the unreimbursed portion of such payment by the Issuing Bank. Amounts received by the Administrative Agent for the account of the Issuing Bank shall be forthwith transferred, in immediately available funds, to the Issuing Bank. If and to the extent that any Bank fails to make such payment to the Administrative Agent for the account of the Issuing Bank on such date, such Bank shall pay such amount on demand, together with interest, for the Issuing Bank's own account, for each day from and including the date of the Issuing Bank's payment to but not including the date of repayment to the Issuing Bank (before and after judgment) at a rate per annum for each day (i) from and including the date of such payment by the Issuing Bank to and including the second Business Day thereafter equal to the Federal Funds Rate and (ii) thereafter equal to the Base Rate.

          (f) Letter of Credit Advances. The term "Letter of Credit Advance" is used in this Agreement in accordance with the meanings set forth in this paragraph 2.02(f). The making of any payment by the Issuing Bank under a Letter of Credit is sometimes referred to herein as the making of a Letter of Credit Advance by the Issuing Bank in the amount of such payment. The making of any payment by a Bank for the account of the Issuing Bank under Section 2.02(e) on account of an unreimbursed drawing on a Letter of Credit is sometimes referred to herein as the making of a Letter of Credit Advance to the Applicable Account Party by such Bank. The making of such a Letter of Credit Advance by a Bank with respect to an unreimbursed drawing on a Letter of Credit shall reduce, by a like amount, the outstanding Letter of Credit Advance of the Issuing Bank with respect to such unreimbursed drawing.

          (g) Letter of Credit Reports. The Issuing Bank will furnish to the Administrative Agent prompt written notice of each issuance of a Letter of Credit (including the Available Amount and expiration date thereof), amendment to a Letter of Credit, cancellation of a Letter of Credit and payment on a Letter of Credit. The Administrative Agent will furnish (A) to each Bank prior to the tenth Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and payments and reductions in Available Amount during such month on all Letters of Credit and (B) to each Bank prior to the tenth Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

          SECTION 2.03  Repayment of Advances.

          (a) Account Party's Reimbursement Obligation. (i) Each Account Party hereby agrees to reimburse the Issuing Bank (by making payment to the Administrative Agent for the account of the Issuing Bank in accordance with
Section 2.07) in the amount of each payment made by the Issuing Bank under any Letter of Credit issued for such Account Party's account, such reimbursement to be made on the date such payment under such Letter of Credit is made by the Issuing Bank (but not earlier than the date which is one Business Day after notice of such payment under such Letter of Credit or of the drawing giving rise to such payment under such Letter of Credit is given to such Account Party). Such reimbursement obligation shall be payable without further notice, protest or demand, all of which are hereby waived, and an action therefor shall immediately accrue. To the extent such payment by such Account Party is not timely made, such Account Party hereby agrees to pay to the Administrative Agent, for the respective accounts of the Issuing Bank and the Banks which have funded their respective shares of such amount remaining unpaid by such Account Party, on demand, interest thereon at a rate per annum for each day equal to 2% plus the Base Rate in effect on such day.

          (ii) The obligation of each Account Party to reimburse the Issuing Bank for any payment made by the Issuing Bank under any Letter of Credit, and the obligation of each Bank under Section 2.02(e) with respect thereto, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, the applicable Letter of Credit Agreement and any other applicable agreement or instrument under all circumstances, including, without limitation, the following circumstances:

          (A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

          (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Account Party or any other Person in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

          (C) the existence of any claim, set-off, defense or other right that any Account Party or any other Person may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

          (D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (E) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

          (F) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the obligations of any Account Party or any other Person in respect of the L/C Related Documents; or

          (G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Account Party or a guarantor.

          (b) Rescission. If any amount received by the Issuing Bank on account of any Letter of Credit Advance shall be avoided, rescinded or otherwise returned or paid over by the Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or the Issuing Bank believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each Bank will (except to the extent a corresponding amount received by such Bank on account of its Letter of Credit Advance relating to the same payment on a Letter of Credit has been avoided, rescinded or otherwise returned or paid over by such Bank), promptly upon notice from the Administrative Agent or the Issuing Bank, pay over to the Administrative Agent for the account of the Issuing Bank its Pro Rata Share of such amount, together with its Pro Rata Share of any interest or penalties payable with respect thereto.

          SECTION 2.04. Termination or Reduction of the LC Commitment Amounts. The Parent may, upon at least three Business Days' notice to the Administrative Agent, terminate in whole or reduce in part the unused portion of the LC Commitment Amounts; provided, however, that each partial reduction (i) shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) shall be made ratably among the Banks in accordance with their LC Commitment Amounts and (iii) shall automatically reduce the Issuing Bank's Letter of Credit Issuance Commitment Amount, as contemplated by the definition of that term.

          SECTION 2.05  Fees.

          (a) Commitment Fee. The Account Parties jointly and severally agree to pay to the Administrative Agent for the account of the Banks a commitment fee, from the Effective Date in the case of each Initial Bank and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Bank in the case of each other Bank until the Expiration Date, payable in arrears quarterly on the last day of each March, June, September and December and on the Expiration Date, at the rate of the Applicable Commitment Fee Percentage on the average daily Unused LC Commitment Amount of each Bank during such quarter (or shorter period); provided, however, that no commitment fee shall accrue on the LC Commitment Amount of a Defaulting Bank so long as such Bank shall be a Defaulting Bank.

          (b) Administrative Agent's Fees. The Account Parties jointly and severally agree to pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Parent and the Administrative Agent.

          (c) Letter of Credit Fees, Etc. (i) The Account Parties jointly and severally agree to pay to the Administrative Agent for the account of each Bank a commission, payable in arrears quarterly on the last day of each calendar quarter commencing September 30, 1999, on the date of the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit, and on the Expiration Date, on such Bank's Pro Rata Share of the average daily aggregate Available Amount during such quarter (or shorter period) of all Letters of Credit outstanding from time to time at the rate equal to the then Applicable Margin.

          (ii) Each Account Party agrees that it shall pay to the Issuing Bank, for its own account, such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as such Account Party and the Issuing Bank shall agree in the Fee Letter.

          SECTION 2.06. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of, in each case after the date hereof, any law or regulation or (ii) the compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding, for purposes of this Section 2.06, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.08 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Bank is organized or has its Applicable Lending Office or any political subdivision thereof), then the Account Parties jointly and severally agree to pay, from time to time, within five days after demand by such Bank (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, to the Administrative Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Account Parties by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, or (ii) the compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Bank or any corporation controlling such Bank as a result of or based upon the existence of such Bank's commitment to lend hereunder and other commitments of such type, then, within five days after demand by such Bank or such corporation (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, the Account Parties jointly and severally agree to pay to the Administrative Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commitment to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Account Parties by such Bank shall be conclusive and binding for all purposes, absent manifest error.

          (c) Each Bank shall promptly notify the Account Parties and the Administrative Agent of any event of which it has actual knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank's good faith judgment, otherwise disadvantageous to such Bank) to mitigate or avoid any obligation by the Account Parties to pay any amount pursuant to subsection (a) or (b) above or pursuant to Section 2.08 (and, if any Bank has given notice of any such event and thereafter such event ceases to exist, such Bank shall promptly so notify the Account Parties and the Administrative Agent). Without limiting the foregoing, each Bank will designate a different Applicable Lending Office if such designation will avoid (or reduce the cost to the Account Parties of) any event described in the preceding sentence and such designation will not, in such Bank's good faith judgment, be otherwise disadvantageous to such Bank.

          (d) Notwithstanding the provisions of subsections (a) and (b) above or
Section 2.08

(and without limiting subsection (c) above), if any Bank fails to notify the Account Parties of any event or circumstance that will entitle such Bank to compensation pursuant subsection (a) or (b) above or Section 2.08 within 120 days after such Bank obtains actual knowledge of such event or circumstance, then such Bank shall not be entitled to compensation from the Account Parties for any amount arising prior to the date which is 120 days before the date on which such Bank notifies the Account Parties of such event or circumstance. For avoidance of doubt, it is noted that the term "Bank" as used in this Section
2.06 and in other Sections of this Agreement includes the Issuing Bank in its capacity as such.

          SECTION 2.07. Payments and Computations. (a) The Account Parties shall make each payment hereunder irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.11), not later than 11:00 A.M. (Pittsburgh time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by such Account Party is in respect of principal, interest, commitment fees or any other amount then payable hereunder to more than one Bank, to such Banks for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective amount then payable to such Banks and (ii) if such payment by such Account Party is in respect of any amount then payable hereunder to one Bank, to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) Each Account Party hereby authorizes each Bank, if an Event of Default under Section 6.01(a) has occurred and is continuing, to charge from time to time against any or all of such Account Party's accounts with such Bank any amount that resulted in such Event of Default.

          (c) All computations of interest on Letter of Credit Advances (and any other amount payable by reference to the Base Rate) when the Base Rate is determined by reference to Mellon's prime rate shall be made by the Administrative Agent on the basis of a year of 365 or, if applicable, 366 days; all other computations of interest, fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days. All such computations shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be.

          SECTION 2.08. Taxes. (a) Any and all payments by any Loan Party hereunder shall be made, in accordance with Section 2.07, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Bank or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Bank, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Bank's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being herein referred to as "Taxes"). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or to any Bank or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Bank or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and
(iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Loan Document (herein referred to as "Other Taxes").

          (c) Each Loan Party shall indemnify each Bank and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.08, imposed on or paid by such Bank or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification payment shall be made within 30 days from the date such Bank or such Agent (as the case may be) makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes, each Loan Party shall furnish to the Administrative Agent, at its address referred to in
Section 9.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.08, the terms "United States" and "United States person" shall have the meanings specified in Section 7701(a)(9) and 7701(a)(10) of the Internal Revenue Code, respectively.

          (e) Each Bank organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Bank or the Issuing Bank, as the case may be, and on the date of the Assignment and Acceptance pursuant to which it becomes a Bank in the case of each other Bank, and from time to time thereafter as requested in writing by the Parent (but only so long thereafter as such Bank remains lawfully able to do so), provide each of the Administrative Agent and the Parent with two original Internal Revenue Service forms W-8BEN (or if delivered on or before December 31, 1999, form 1001) or W-8ECI (or if delivered on or before December 31, 1999, form 4224) or (in the case of a Bank that has certified in writing to the Administrative Agent that it is not a "bank" as defined in Section 881(c)(3)(A) of the Internal Revenue Code) form W-8 (and, if such Bank delivers a form W-8, a certificate representing that such Bank is not a "bank" for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue
Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Bank is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or, in the case of a Bank providing a form W-8, certifying that such Bank is a foreign corporation, partnership, estate or trust. If the forms provided by a Bank at the time such Bank first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Bank provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Bank becomes a party to this Agreement, the Bank assignor was entitled to payments under subsection (a) of this Section 2.08 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Bank assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN, 1001, W-8ECI, 4224 or W-8 (and the related certificate described above), that the Bank reasonably considers to be confidential, the Bank shall give notice thereof to the Parent and shall not be obligated to include in such form or document such confidential information.

          (f) For any period with respect to which a Bank which may lawfully do so has failed to provide the Parent with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Bank shall not be entitled to indemnification under subsection (a) or (c) of this
Section 2.08 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Bank become subject to Taxes because of its failure to deliver a form required hereunder, the Parent shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

          (g) Each Bank represents and warrants to the Account Parties that, as of the date such Bank becomes a party to this Agreement, such Bank is entitled to receive payments hereunder from the Account Parties without deduction or withholding for or on account of any Taxes.

          SECTION 2.09. Sharing of Payments, Etc. If any Bank shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of obligations due and payable to such Bank hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such obligations due and payable to such Bank at such time to (ii) the aggregate amount of the obligations due and payable to all Banks hereunder at such time) of payments on account of the obligations due and payable to all Banks hereunder at such time obtained by all the Banks at such time or (b) on account of obligations owing (but not due and payable) to such Bank hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such obligations owing to such Bank at such time to (ii) the aggregate amount of the obligations owing (but not due and payable) to all Banks hereunder at such time) of payments on account of the obligations owing (but not due and payable) to all Banks hereunder at such time obtained by all of the Banks at such time, such Bank shall forthwith purchase from the other Banks such interests or participating interests in the obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank's ratable share (according to the proportion of (i) the purchase price paid to such Bank to (ii) the aggregate purchase price paid to all Banks) of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (i) the amount of such other Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Each Account Party agrees that any Bank so purchasing an interest or participating interest from another Bank pursuant to this Section 2.09 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Bank were the direct creditor of such Account Party in the amount of such interest or participating interest, as the case may be.

          SECTION 2.10. Use of Letters of Credit. The Letters of Credit shall be used for the general corporate purposes of the Account Parties and their respective Subsidiaries.

          SECTION 2.11. Defaulting Banks. (a) In the event that, at any one time, (i) any Bank shall be a Defaulting Bank, (ii) such Defaulting Bank shall owe a Defaulted Amount to any Agent or any of the other Banks and (iii) any Account Party shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Bank, then the Administrative Agent may, on its behalf or on behalf of such other Banks and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Account Party to or for the account of such Defaulting Bank to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Banks, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Banks and, if the amount of such payment made by such Account Party shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent, such other Agents and such other Banks, in the following order of priority:

          (i) first, to the Agents for any Defaulted Amounts then owing to the Agents;

          (ii) second, to the Issuing Bank for any amount then due and payable to it, in its capacity as such, by such Defaulting Bank, ratably in accordance with such amounts then due and payable to the Issuing Bank; and

          (iii) third, to any other Banks for any Defaulted Amounts then owing to such other Banks, ratably in accordance with such respective Defaulted Amounts then owing to such other Banks.

Any portion of such amount paid by such Account Party for the account of such Defaulting Bank remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.11.

          (b) In the event that, at any one time, (i) any Bank shall be a Defaulting Bank, (ii) such Defaulting Bank shall not owe a Defaulted Amount and
(iii) any Account Party, any Agent or other Bank shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Bank, then such Account Party or such Agent or such other Bank shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (b) shall be deposited by the Administrative Agent in an account with Mellon in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (b). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Mellon's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (b). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Bank and to pay any amount payable by such Defaulting Bank hereunder and under the other Loan Documents to the Administrative Agent or any other Bank, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

          (i) first, to the Agents for any amounts then due and payable by such Defaulting Bank to the Agents hereunder;

          (ii) second, to the Issuing Bank for any amount then due and payable to it, in its capacity as such, by such Defaulting Bank, ratably in accordance with such amounts then due and payable to such Issuing Bank; and

          (iii) third, to any other Banks for any amount then due and payable by such Defaulting Bank to such other Banks hereunder, ratably in accordance with such respective amounts then due and payable to such other Banks.

In the event that any Bank that is a Defaulting Bank shall, at any time, cease to be a Defaulting Bank, any funds held by the Administrative Agent in escrow at such time with respect to such Bank shall be distributed by the Administrative Agent to such Bank and applied by such Bank to the obligations owing to such Bank at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such obligations outstanding at such time.

          (c) The rights and remedies against a Defaulting Bank under this
Section 2.11 are in addition to other rights and remedies that any Agent or any Bank may have against such Defaulting Bank with respect to any Defaulted Amount.

          SECTION 2.12. Replacement of Affected Bank. At any time any Bank is an Affected Bank, the Account Parties may replace such Affected Bank as a party to this Agreement with one or more other Banks and/or Eligible Assignees, and upon notice from the Account Parties such Affected Bank shall assign pursuant to an Assignment and Acceptance, and without recourse or warranty, its LC Commitment Amount, its Letter of Credit Advances, its obligations to fund Letter of Credit payments, its participation in, and its rights and obligations with respect to, Letters of Credit, and all of its other rights and obligations hereunder to such other Banks and/or Eligible Assignees for a purchase price equal to the sum of the principal amount of the Letter of Credit Advances so assigned, all accrued and unpaid interest thereon, such Affected Bank's ratable share of all accrued and unpaid fees payable pursuant to Section
2.05 and all other obligations owed to such Affected Bank hereunder.

          SECTION 2.13. Certain Provisions Relating to the Issuing Bank and Letters of Credit.

          (a) Letter of Credit Agreements. The representations, warranties and covenants by the Account Parties under, and the rights and remedies of the Issuing Bank under, any Letter of Credit Agreement relating to any Letter of Credit are in addition to, and not in limitation or derogation of, representations, warranties and covenants by the Account Parties under, and rights and remedies of the Issuing Bank and the Banks under, this Agreement and applicable law. Each Account Party acknowledges and agrees that all rights of the Issuing Bank under any Letter of Credit Agreement shall inure to the benefit of each Bank to the extent of its Letter of Credit Participating Interest Commitment as fully as if such Bank was a party to such Letter of Credit Agreement. In the event of any inconsistency between the terms of this Agreement and any Letter of Credit Agreement, this Agreement shall prevail.

          (b) Certain Provisions. The Issuing Bank shall have no duties or responsibilities to any Agent or any Bank except those expressly set forth in this Agreement, and no implied duties or responsibilities on the part of the Issuing Bank shall be read into this Agreement or shall otherwise exist. The duties and responsibilities of the Issuing Bank to the Banks and the Agents under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Issuing Bank shall not have a fiduciary relationship in respect of any Agent, any Bank or any other Person. The Issuing Bank shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any Loan Document or Letter of Credit, except as specifically set forth in Section 9.09. The Issuing Bank shall not be under any obligation to ascertain, inquire or give any notice to any Agent or any Bank relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any Account Party, (ii) the business, operations, condition (financial or otherwise) or prospects of the Account Parties or any other Person, or (iii) the existence of any Default. The Issuing Bank shall not be under any obligation, either initially or on a continuing basis, to provide any Agent or any Bank with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished. The Issuing Bank shall not be responsible for the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any Loan Document.

          (c) Administration. The Issuing Bank may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and the Issuing Bank shall not have any duty to verify the identity or authority of any Person giving such notice or other communication. The Issuing Bank may consult with legal counsel (including, without limitation, in-house counsel for the Issuing Bank or in-house or other counsel for the Account Parties), independent public accountants and any other experts selected by it from time to time, and the Issuing Bank shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. Whenever the Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to any Account Party, any Agent or any Bank, such matter may be established by a certificate of such Account Party, such Agent or such Bank, as the case may be, and the Issuing Bank may conclusively rely upon such certificate. The Issuing Bank shall not be deemed to have any knowledge or notice of the occurrence of any Default unless the Issuing Bank has received notice from a Bank, an Agent or an Account Party referring to this Agreement, describing such Default, and stating that such notice is a "notice of default".

          (d) Indemnification of Issuing Bank by Banks. Each Bank hereby agrees to reimburse and indemnify the Issuing Bank and each of its directors, officers, employees and agents (to the extent not reimbursed by the Account Parties and without limitation of the obligations of the Account Parties to do so), in accordance with its Pro Rata Share, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the reasonable fees and disbursements of counsel (other than in-house counsel) for the Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document or any Letter of Credit, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Letter of Credit, provided, that no Bank shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements to the extent resulting from the gross negligence or willful misconduct of the Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction.

          (e) Issuing Bank in its Individual Capacity. With respect to its commitments and the obligations owing to it, the Issuing Bank shall have the same rights and powers under this Agreement and each other Loan Document as any other Bank and may exercise the same as though it were not the Issuing Bank, and the term "Banks" and like terms shall include the Issuing Bank in its individual capacity as such. The Issuing Bank and its affiliates may, without liability to account to any Person, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, act as agent under other credit facilities for, and engage in any other business with, any Account Party and any stockholder, subsidiary or affiliate of any Account Party, as though the Issuing Bank were not the Issuing Bank hereunder.

          SECTION 2.14. Downgrade Event with Respect to a Bank. (a) If a Downgrade Event shall occur with respect to (i) any Downgraded Bank or (ii) any other Bank and, as a result thereof, such other Bank becomes a Downgraded Bank, then the Issuing Bank may, by notice to such Downgraded Bank, the Administrative Agent and the Parent within 45 days after such Downgrade Event (any such notice, a "Downgrade Notice"), request that the Account Parties use reasonable efforts to replace such Bank as a party to this Agreement pursuant to Section 2.12. If such Bank is not so replaced within 45 days after receipt by the Account Parties of such Downgrade Notice, then (x) if no Default exists and such Downgraded Bank has not exercised its right to remain a Bank hereunder pursuant to clause (y) below, the following shall occur concurrently:

          (A) the Committed Facility shall be reduced by the amount of the LC Commitment Amount of such Downgraded Bank,


          (B) the Account Parties shall prepay all amounts owed to such Downgraded Bank hereunder or in connection herewith

          (C) if, upon the reduction of the Committed Facility under clause (A) above and the payment under clause (B) above, the sum of the principal amount of all Advances plus the Available Amount of all Letters of Credit (valuing the Available Amount of, and Letter of Credit Advances of the Issuing Bank in respect of, any Non-Dollar Letter of Credit at the Dollar Equivalent thereof as of the time of such calculation) would exceed the amount of the Committed Facility, then the Account Parties will immediately eliminate such excess by paying Advances and/or causing the Available Amount of one or more Letters of Credit to be reduced, and

          (D) upon completion of the events described in clauses (A), (B) and
     (C) above, such Downgraded Bank shall cease to be a party to this Agreement;

or (y) if a Default exists or, not later than 30 days after receipt of such Downgrade Notice, such Downgraded Bank notifies the Account Parties, the Issuing Bank and the Administrative Agent that such Downgraded Bank elects to provide (in a manner reasonably satisfactory to the Issuing Bank) cash collateral to the Issuing Bank for (or if such Downgraded Bank is unable, without regulatory approval, to provide cash collateral, a letter of credit reasonably satisfactory to the Issuing Bank covering) its contingent obligations to reimburse the Issuing Bank for any payment under any Letter of Credit as provided in Section 2.02(e) (its "LC Participation Obligations"), such Downgraded Bank shall be obligated to (and each Bank agrees that in such circumstances it will) deliver to the Issuing Bank (I) immediately, cash collateral (or, as aforesaid, a letter of credit) in an amount equal to its LC Participation Obligations and (II) from time to time thereafter (so long as it is a Downgraded Bank), cash collateral (or, as aforesaid, a letter of credit) sufficient to cover any increase in its LC Participation Obligations as a result of any proposed issuance of or increase in a Letter of Credit. Any funds provided by a Downgraded Bank for such purpose shall be maintained in a segregated deposit account in the name of the Issuing Bank at the Issuing Bank's principal office in the United States (a "Downgrade Account"). The funds so deposited in any Downgrade Account shall be used only in accordance with the following provisions of this Section 2.14.

          (b) If any Downgraded Bank shall be required to fund its participation in a payment under a Letter of Credit pursuant to Section 2.02(e), then the Issuing Bank shall apply the funds deposited in the applicable Downgrade Account by such Downgraded Bank to fund such participation. The deposit of funds in a Downgrade Account by any Downgraded Bank shall not constitute a Letter of Credit Advance (and the Downgraded Bank shall not be entitled to interest on such funds except as provided in clause (c) below) unless and until (and then only to the extent that) such funds are used by the Issuing Bank to fund the participation of such Downgraded Bank pursuant to the first sentence of this clause (b).

          (c) Funds in a Downgrade Account shall be invested in such investments as may be agreed between the Issuing Bank and the applicable Downgraded Bank, and the income from such investments shall be distributed to such Downgraded Bank from time to time (but not less often than monthly) as agreed between the Issuing Bank and such Downgraded Bank. The Issuing Bank will (i) from time to time, upon request by a Downgraded Bank, release to such Downgraded Bank any amount on deposit in the applicable Downgrade Account in excess of the LC Participation Obligations of such Downgraded Bank and (ii) upon the earliest to occur of (A) the effective date of any replacement of such Downgraded Bank as a party hereto pursuant to an Assignment and Acceptance, (B) the termination of such Downgraded Bank's LC Commitment Amount pursuant to clause (a) or (C) the first Letter of Credit Business Day after receipt by the Issuing Bank of evidence (reasonably satisfactory to the Issuing Bank) that such Bank is no longer a Downgraded Bank, release to such Bank all amounts on deposit in the applicable Downgrade Account.

          (d) At any time any Downgraded Bank is required to maintain cash collateral with the Issuing Bank pursuant to this Section 2.14, the Issuing Bank shall have no obligation to issue or increase any Letter of Credit unless such Downgraded Bank has provided sufficient funds as cash collateral to the Issuing Bank to cover all LC Participation Obligations of such Downgraded Bank (including in respect of the Letter of Credit to be issued or increased).

          SECTION 2.15. Downgrade Event or Other Event with Respect to the Issuing Bank. At any time that the Issuing Bank is a Downgraded Bank or at such other times as the Issuing Bank and the Account Parties may agree, the Account Parties may, upon not less than three Letter of Credit Business Days' notice to the Issuing Bank (in this Section sometimes referred to as the "Old Issuing Bank") and the Administrative Agent, designate any Bank (so long as such Bank has agreed to such designation) as an additional "Issuing Bank" hereunder (in this Section sometimes referred to as the "New Issuing Bank"). Such notice shall specify the date (which shall be a Letter of Credit Business Day) on which the New Issuing Bank is to become an additional "Issuing Bank" hereunder. From and after such date, all new Letters of Credit requested to be issued hereunder shall be issued by the New Issuing Bank. From and after such date (and until the first date on which no Letters of Credit issued by the Old Issuing Bank are outstanding and no reimbursement obligations are owed to the Old Issuing Bank, on which date the Old Issuing Bank shall cease to be an Issuing Bank hereunder), references in this Agreement to the "Issuing Bank" shall be deemed to refer (a) to the Old Issuing Bank, with respect to Letters of Credit issued by it, (b) to the New Issuing Bank, with respect to Letters of Credit issued or to be issued by it, and (c) to each of the Old Issuing Bank and the New Issuing Bank, with respect to other matters. Notwithstanding the fact that an Old Issuing Bank shall cease to be an "Issuing Bank" hereunder, all of the exculpatory, indemnification and similar provisions hereof in favor of the "Issuing Bank" shall inure to such Old Issuing Bank's benefit as to any actions taken or omitted by it while it was an "Issuing Bank" under this Agreement. The Account Parties agree that after any appointment of a New Issuing Bank hereunder, the Account Parties shall use reasonable commercial efforts to promptly replace (or otherwise cause the applicable beneficiary to return to the Old Issuing Bank for cancellation) each letter of credit issued by the Old Issuing Bank.

          SECTION 2.16. Non-Dollar Letters of Credit. (a) The Account Parties, the Administrative Agent, the Issuing Bank and the Banks (i) agree that the Issuing Bank may (in its sole discretion) issue Letters of Credit ("Non-Dollar Letters of Credit") in currencies other than U.S. dollars and (ii) further agree as set forth in the following paragraphs of this Section with respect to such Non-Dollar Letters of Credit.

          (b) The Account Parties agree that their reimbursement obligations under Section 2.03(a) and any resulting Letter of Credit Advance, in each case in respect of a drawing under any Non-Dollar Letter of Credit, (i) shall be payable in Dollars at the Dollar Equivalent of such obligation in the currency in which such Non-Dollar Letter of Credit was issued (determined on the date of payment) and (ii) shall bear interest at a rate per annum equal to the Base Rate plus 2%, for each day from and including the date on which the Applicable Account Party is to reimburse the Issuing Bank pursuant to Section 2.03(a) to but excluding the date such obligation is paid in full.

          (c) Each Bank agrees that its obligation to pay the Issuing Bank such Bank's Pro Rata Share of the unreimbursed portion of any payment by the Issuing Bank under Section 2.02(e) in respect of a drawing under any Non-Dollar Letter of Credit shall be payable in Dollars at the Dollar

Equivalent of such obligation in the currency in which such Non-Dollar Letter of Credit was issued (calculated on the date of payment) (and any such amount which is not paid when due shall bear interest at a rate per annum equal to the Overnight Rate plus, beginning on the third Business Day after such amount was due, 2%).

          (d) For purposes of determining whether there is availability for the Account Parties to request any Advance or to request the issuance or extension of, or any increase in, any Letter of Credit, the Dollar Equivalent amount of the Available Amount of each Non-Dollar Letter of Credit shall be calculated as of the date such Advance is to be made or such Letter of Credit is to be issued, extended or increased.

          (e) For purposes of determining the letter of credit fee under Section 2.05(c), the Dollar Equivalent amount of the Available Amount of any Non-Dollar Letter of Credit shall be determined on each of (1) the date of an issuance, extension or change in the Available Amount of such Non-Dollar Letter of Credit,
(2) the date of any payment by the Issuing Bank in respect of a drawing under such Non-Dollar Letter of Credit, (3) the last day of each calendar month and
(4) each day on which the LC Commitment Amounts are to be reduced pursuant to
Section 2.04 (it being understood that no requested reduction shall be permitted to the extent that, after making a calculation pursuant this clause (e), such reduction would be greater than the unused portion of the LC Commitment Amounts).

          (f) If, on the last day of any calendar month, the sum of the principal amount of all Advances plus the Available Amount of all Letters of Credit (valuing the Available Amount of, and Letter of Credit Advances in respect of, any Non-Dollar Letter of Credit at the Dollar Equivalent thereof as of such day) would exceed the amount of the Committed Facility, then the Account Parties will immediately eliminate such excess by paying Advances and/or causing the Available Amount of one or more Letters of Credit to be reduced.

          (g) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due in respect of any Non-Dollar Letter of Credit in one currency into another currency, the rate of exchange used shall be that at which in accordance with its normal banking procedures the Issuing Bank could purchase the first currency with such other currency on the Letter of Credit Business Day preceding that on which final judgment is given. The obligation of any Account Party in respect of any such sum due from it to the Issuing Bank or any Bank hereunder shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement and the applicable Non-Dollar Letter of Credit (the "Agreement Currency"), be discharged only to the extent that on the Letter of Credit Business Day following receipt by the Issuing Bank or such Bank of any sum adjudged to be so due in the Judgment Currency, the Issuing Bank or such Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Issuing Bank or such Bank in the Agreement Currency, the Applicable Account Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Issuing Bank or such Bank, as applicable, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Issuing Bank or such Bank in such currency, the Issuing Bank and each Bank agrees to return the amount of any excess to the Applicable Account Party (or to any other Person who may be entitled thereto under applicable law).

          (h) For purposes of this Section, "Dollar Equivalent" means, in relation to an amount denominated in a currency other than U.S. dollars, the amount of U.S. dollars which could be purchased with such amount by the Issuing Bank in accordance with its customary procedures (and giving effect to any transaction costs) at the quoted foreign exchange spot rate of the Issuing Bank at the time of determination; and "Overnight Rate" means, for any day, the rate of interest per annum at which overnight deposits in the applicable currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Issuing Bank to major banks in the London or other applicable offshore interbank market. The Overnight Rate for any day which is not a Letter of Credit Business Day (or on which dealings are not carried on in the applicable offshore interbank market) shall be the Overnight Rate for the immediately preceding Letter of Credit Business Day.

          SECTION 2.17. Extensions of Expiration Date. The Parent may, at its option, give the Administrative Agent and the Issuing Bank written notice (an "Extension Request") at any time not more than ninety days, nor less than sixty days, prior to the Expiration Date in effect at such time (the "Current Expiration Date") of the Parent's desire to extend the Expiration Date to a date which is not later than 364 days after the Current Expiration Date. The Administrative Agent shall promptly inform the Banks of such Extension Request. Each Bank which agrees to such Extension Request shall deliver to the Administrative Agent its express written consent thereto no later than thirty days prior to the Current Expiration Date. No extension shall become effective unless the express written consent thereto by the Required Commitment Banks and the Issuing Bank is received by the Administrative Agent on or before the thirtieth day prior to the Current Expiration Date. If the Issuing Bank and the Required Commitment Banks, but not all Commitment Banks, have expressly consented in writing to such Extension Request by such thirtieth day, then the Administrative Agent shall so notify the Parent and the Parent may, effective as of the Current Expiration Date, take one or both of the following actions: (i) replace (as a party to, and for all purposes of, this Agreement) any Commitment Bank which has not agreed to such Extension Request (a "Nonextending Bank") with another commercial lending institution satisfactory to the Issuing Bank (a "Replacement Bank") by giving notice of the name of such Replacement Bank to the Administrative Agent and the Issuing Bank not later than five Business Days prior to the then Current Expiration Date and (ii) elect to implement a Conversion to Tranche System as contemplated by Section 2.18 hereof (or, if the Conversion to Tranche System has previously been implemented, elect to implement a Supplement to Tranche System as contemplated by Section 2.18 hereof). In the event that a Nonextending Bank is to be replaced by a Replacement Bank, such Nonextending Bank shall, upon payment to it of all amounts owing to it on the date of its replacement, assign all of its interests hereunder to such Replacement Bank in accordance with the provisions of Section 9.07(c) hereof.
If the Issuing Bank and the Required Commitment Banks shall have consented to such Extension Request, then, on the Current Expiration Date, the Expiration Date shall be deemed to have been extended to, and shall be, the date specified in such Extension Request. The Administrative Agent shall promptly after any such extension advise the Banks of any changes in the LC Commitment Amounts and the Letter of Credit Participating Interest Percentages, as well as any changes effected by the election of the Conversion to Tranche System or a Supplement to Tranche System.

          SECTION 2.18. Tranches. (a) Certain Definitions. As used in this Agreement the following terms have the meanings ascribed thereto:

               "Commitment Banks" at any time means Banks which have Letter of Credit Participating Interest Commitments at such time and "Commitment Bank" means any one of them.

               "Conversion to Tranche System" means the election by the Parent, at a time when the Parent has made an Extension Request pursuant to
          Section 2.17 hereof and such Extension Request has been consented to in writing by the Issuing Bank and the

          Required Commitment Banks, but not by all of the Commitment Banks, to classify Letters of Credit as Tranche 1 Letters of Credit and Tranche 2 Letters of Credit, all in accordance with Section 2.18(b) hereof.

               "L/C Termination Date" means, with respect to a Letter of Credit, the date which is stated therein to be the last day on which the beneficiary thereof may draw thereon.

               "Pro Rata" means: (i) until the first Special Expiration Date, from and to the Banks in accordance with their respective Letter of Credit Participating Interest Percentages and (ii) thereafter, (x) with respect to Tranche 1 Letters of Credit, from and to the Tranche 1 Banks in accordance with their respective Tranche 1 Letter of Credit Participating Interest Percentages, (y) with respect to Tranche 2 Letters of Credit and Tranche 2 Letter of Credit Participating Interest Commitments, from and to the Tranche 2 Banks in accordance with their respective Tranche 2 Letter of Credit Participating Interest Percentages and (z) with respect to each additional Tranche of Letters of Credit (i.e., Tranche 3 Letters of Credit, Tranche 4 Letters of Credit, and so on), if any, from and to the Banks which have Letter of Credit Participating Interest Commitments or Letter of Credit Participating Interests, as applicable, with respect to such Tranche in accordance with their respective related Letter of Credit Participating Interest Percentages.

               "Required Commitment Banks" at any time means Commitment Banks which have, in the aggregate, LC Commitment Amounts in excess of 50% of the total outstanding LC Commitment Amounts at such time.

               "Special Expiration Date" means the Expiration Date which is in effect immediately prior to the occurrence of the event described in the following clause (iii) after the occurrence of the events described in the following clauses (i) and (ii): (i) the Parent has made an Extension Request pursuant to Section 2.17 hereof, (ii) such Extension Request has been consented to in writing by the Issuing Bank and the Required Commitment Banks, but not by all of the Commitment Banks, and (iii) the Parent has elected to implement a Conversion to Tranche System or a Supplement to Tranche System with respect to such Extension Request and Expiration Date.

               "Supplement to Tranche System" means the election by the Parent, at a time when the Conversion to Tranche System has been previously made and when the Parent has made an Extension Request pursuant to
          Section 2.17 hereof and such Extension Request has been consented to in writing by the Issuing Bank and the Required Commitment Banks, but not by all of the Commitment Banks, to classify additional Letters of Credit as Tranche X Letters of Credit.

               "Tranche 1 Bank" shall mean each Bank which is a Bank immediately prior to the first Special Expiration Date.

               "Tranche 1 Letter of Credit" means each Letter of Credit which is issued prior to the first Special Expiration Date, but shall not include any such Letter of Credit as to which the L/C Termination Date has been extended to a date after the L/C Termination Date which was in effect on such first Special Expiration Date.

               "Tranche 1 Letter of Credit Participating Interest Percentage" for each Tranche 1 Bank means such Bank's Letter of Credit Participating Interest Percentage immediately prior to the first Special Expiration Date.

               "Tranche 2 Bank" shall mean each Bank which has a Tranche 2 Letter of Credit Participating Interest Commitment.

               "Tranche 2 Letter of Credit" means each Letter of Credit which is issued prior to the second Special Expiration Date, but shall not include any such Letter of Credit as to which the L/C Termination Date has been extended to a date after the L/C Termination Date which was in effect on such second Special Expiration Date and shall not include any Tranche 1 Letter of Credit (it being understood that a Letter of Credit may change from a Tranche 1 Letter of Credit to a Tranche 2 Letter of Credit as a result of the extension, after the first Special Expiration Date, of its L/C Termination Date).

               "Tranche 3 Letter of Credit" and "Tranche 4 Letter of Credit" have the meanings set forth in the definition of the term "Tranche X".

               "Tranche X" shall mean Tranche 3 if there are existing Tranche 2 Letters of Credit but not Tranche 3 Letters of Credit, Tranche 4 if there are existing Tranche 3 Letters of Credit but not Tranche 4 Letters of Credit, and so on in consecutive integral succession. The terms "Tranche X Bank", "Tranche X Letter of Credit Participating Interest Commitment", "Tranche X LC Commitment Amount" and "Tranche X Letter of Credit Participating Interest Percentage" shall have comparable meanings. The term "Tranche X Letter of Credit" shall have a comparable meaning, but such meaning shall be consistent with the following: (i) the term "Tranche 3 Letter of Credit" means each Letter of Credit which is issued prior to the third Special Expiration Date, but shall not include any such Letter of Credit as to which the L/C Termination Date has been extended to a date after the L/C Termination Date which was in effect on such third Special Expiration Date and shall not include any Tranche 1 Letter or Credit or any Tranche 2 Letter of Credit; (ii) the term "Tranche 4 Letter of Credit" means each Letter of Credit which is issued prior to the fourth Special Expiration Date, but shall not include any such Letter of Credit as to which the L/C Termination Date has been extended to a date after the L/C Termination Date which was in effect on such fourth Special Expiration Date and shall not include any Tranche 1 Letter of Credit, any Tranche 2 Letter of Credit or any Tranche 3 Letter of Credit; (iii) the terms "Tranche 5 Letter of Credit", "Tranche 6 Letter of Credit", and so on shall have comparable meanings (it being understood that a Letter of Credit can change from one Tranche to another as a result of an extension of its L/C Termination Date).

          (b) Conversion to Tranche System. If the Parent elects the Conversion to Tranche System with respect to an Extension Request, the following shall occur: (i) the Letter of Credit Participating Interest Commitments of Banks which, with respect to such Extension Request, are Nonextending Banks shall terminate as of the Special Expiration Date related to such Extension Request, but such Nonextending Banks (other than Nonextending Banks which have been replaced as contemplated by Section 2.17 hereof) shall remain parties to this Agreement and shall retain all of their respective obligations with respect to Tranche 1 Letters of Credit and shall retain their respective Letter of Credit Participating Interests in and with respect to Tranche 1 Letters of Credit; (ii) from and after the

Special Expiration Date related to such Extension Request, the Letter of Credit Participating Interest Commitment of each Bank which has consented in writing to such Extension Request shall be a "Tranche 2 Letter of Credit Participating Interest Commitment" and the LC Commitment Amount of such Bank shall be its "Tranche 2 LC Commitment Amount" (in addition to being its LC Commitment Amount applicable to Tranche 1 Letters of Credit); (iii) the "Tranche 2 Letter of Credit Participating Interest Percentage" for each Tranche 2 Bank shall mean a fraction, expressed as percentage, the numerator of which is such Tranche 2 Bank's Tranche 2 LC Commitment Amount and the denominator of which is the aggregate Tranche 2 LC Commitment Amounts of all of the Tranche 2 Banks.

          (c) Supplement to Tranche System. If the Parent elects a Supplement to Tranche System with respect to an Extension Request, the following shall occur: (i) the Letter of Credit Participating Interest Commitments of Banks which, with respect to such Extension Request, are Nonextending Banks shall terminate, but such Nonextending Banks shall remain parties to this Agreement and shall retain all of their respective obligations with respect to Letters of Credit under existing Tranches and shall retain their respective Letter of Credit Participating Interests in and with respect to existing Letters of Credit; (ii) from and after the Special Expiration Date related to such Extension Request, the Letter of Credit Participating Interest Commitment of each Bank which has consented in writing to such Extension Request shall be a "Tranche X Letter of Credit Participating Interest Commitment" and the LC Commitment Amount of such Lender shall be its "Tranche X LC Commitment Amount" (in addition to being its LC Commitment Amount applicable to prior Tranches of Letters of Credit); (iii) the "Tranche X Letter of Credit Participating Interest Percentage" for each Tranche X Bank shall mean a fraction, expressed as percentage, the numerator of which is such Tranche X Bank's Tranche X LC Commitment Amount and the denominator of which is the aggregate Tranche X LC Commitment Amounts of all of the Tranche X Banks, all as contemplated by the definition of the term "Tranche X" contained in paragraph (a) of this Section 2.18.

          SECTION 2.19. Future Amendment to Provide Collateral. It is contemplated that after the Effective Date the Account Parties may (but are not obligated to) propose to the Issuing Bank, the Agents and the Banks amendments to this Agreement to provide for collateral (consisting of securities accounts to which, among other things, security entitlements meeting certain eligibility requirements are credited) with respect to their reimbursement obligations as to certain Letters of Credit issued hereunder and for a reduction of the Applicable Margin hereunder with respect to such Letters of Credit, all as contemplated by the term sheet distributed to the Banks prior to their execution and delivery of this Agreement. The effectiveness of such amendments shall require the written consent of each Agent, the Issuing Bank and all of the Banks.


                                  ARTICLE III

           CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT

          SECTION 3.01. Conditions Precedent to Initial Extension of Credit. The obligation of the Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

          (i) The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and in sufficient copies for each Bank:


               (A) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the transactions contemplated by the Loan Documents and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with transactions contemplated by the Loan Documents and each Loan Document to which it is or is to be a party.

               (B) A copy of a certificate of the Secretary of State or other appropriate official of the jurisdiction of incorporation of each Loan Party, dated reasonably near the date of the Initial Extension of Credit, certifying as to the good standing (or existence) of such Loan Party.

               (C) A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President (or equivalent officer if such Loan Party has no Vice President) and its Secretary or any Assistant Secretary, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (1) a true and correct copy of the constitutional documents of such Loan Party as in effect on the date on which the resolutions referred to in
          Section 3.01(a)(i)(A) were adopted and on the date of the Initial Extension of Credit, (2) the due incorporation and good standing or valid existence of such Loan Party as a corporation organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party,
          (3) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (4) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

               (D) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

               (E) A favorable opinion of (1) Maples and Calder, Cayman Islands counsel for the Parent, in substantially the form of Exhibit D-1 hereto and as to such other matters as any Bank through the Administrative Agent may reasonably request, (2) Mayer, Brown & Platt, New York counsel for the Loan Parties, in substantially the form of Exhibit D-2 hereto and as to such other matters as any Bank through the Administrative Agent may reasonably request, and (3) Conyers Dill & Pearman, Bermuda counsel for ACE Bermuda and Tempest, in substantially the form of Exhibit D-3 hereto and as to such other matters as any Bank through the Administrative Agent may reasonably request.

          (ii) (x) No development or change occurring after January 11, 1999 and no information becoming known after such date (except as described in information released by the Parent to the public), that results in a material change in the planned post-Acquisition corporate and capitalization structure of the Parent or in the capitalization structure of the Parent's subsidiaries contemplated in the Pre-Commitment Information and (y) the Banks shall be reasonably satisfied with the corporate and legal structure and capitalization of each Loan Party (other than the Parent), including the terms and conditions of the constitutional documents of each such Person and of each material agreement or instrument relating to such structure.

          (iii) There shall have occurred no material adverse change since September 30, 1998 in the business, financial condition, operations or properties of (i) CIGNAP&C or (ii) the Parent and its Subsidiaries, taken as a whole.

          (iv) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (x) could be reasonably expected to have a Material Adverse Effect or (y) would reasonably be expected to materially adversely affect the legality, validity or enforceability of any Loan Document or the other transactions contemplated by the Loan Documents.

          (v) The Pre-Commitment Information shall be true and correct in all material aspects, and no additional information shall have come to the attention of the Administrative Agent or the Banks that is inconsistent in any material respect with the Pre-Commitment Information or that could reasonably be expected to have a Material Adverse Effect.

          (vi) No development or change occurring after January 11, 1999, and no information becoming known after such date, that has had or could reasonably be expected to have a Material Adverse Effect.

          (vii) The Account Parties shall have paid all accrued fees of the Administrative Agents and the Banks and all accrued expenses of the Administrative Agent (including the accrued fees and expenses of counsel to the Administrative Agent and local counsel on behalf of all of the Banks), in each case to the extent then due and payable.

          SECTION 3.02. Conditions Precedent to Each Issuance, Extension or Increase of a Letter of Credit. The obligation of the Issuing Bank to issue, extend or increase a Letter of Credit (including the initial issuance), shall be subject to the further conditions precedent that on the date of such issuance, extension or increase (a) the following statements shall be true (and each request for issuance, extension, or increase, and the acceptance by the Account Party that requested such issuance, extension or increase shall constitute a representation and warranty by such Account Party that both on the date of such notice and on the date of such issuance, extension or increase such statements are true):

          (i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such issuance, extension or increase, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other the date of such issuance, extension or increase, in which case as of such specific date; and

          (ii) no Default has occurred and is continuing, or would result from such issuance, extension or increase;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any

Bank or the Issuing Bank through the Administrative Agent may reasonably request.

          SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Bank prior to the Initial Extension of Credit specifying its objection thereto.

          SECTION 3.04. Termination of Commitments under Prior Agreement. Upon the consummation of the Initial Extension of Credit, the unused LC Commitment Amounts under and as defined in the Reimbursement Agreement, dated as of July 21, 1999, among the Parent, ACE Bermuda, Tempest, Mellon Bank, N. A. and The Bank of Bermuda Limited shall be terminated, with the result that the no further letters of credit will be issued thereunder.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

          SECTION 4.01. Representations and Warranties of the Account Parties. Each Account Party represents and warrants as follows:

          (a) Each Loan Party and each of its Subsidiaries (i) is duly organized or formed, validly existing and, to the extent such concept applies, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) is duly qualified and in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have any license, permit or other approval would not be reasonably likely to have a Material Adverse Effect. All of the outstanding Equity Interests in each Account Party (other than the Parent) have been validly issued, are fully paid and non-assessable and (except for any Preferred Securities issued after the date of this Agreement) are owned, directly or indirectly, by the Parent free and clear of all Liens.

          (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party.

          (c) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party and the consummation of the transactions contemplated by the Loan Documents, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party's constitutional documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

          (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party or the other transactions contemplated by the Loan Documents (other than the Acquisition), or (ii) the exercise by the Administrative Agent or any Bank of its rights under the Loan Documents, except for the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

          (e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

          (f) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) would reasonably be expected to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated by the Loan Documents.

          (g) The Consolidated balance sheets of the Parent and its Subsidiaries as at September 30, 1998, and the related Consolidated statements of income and of cash flows of the Parent and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of PricewaterhouseCoopers LLP, independent public accountants, and the Consolidated balance sheets of the Parent and its Subsidiaries as at March 31, 1999, and the related Consolidated statements of income and cash flows of the Parent and its Subsidiaries for the three months then ended, duly certified by the Chief Financial Officer of the Parent, copies of which have been furnished to each Bank, fairly present, subject, in the case of said balance sheet as at March 31, 1999, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Parent and its Subsidiaries as at such dates and the Consolidated results of operations of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis (subject, in the case of the March 31, 1999 balance sheet and statements, to the absence of footnotes), and since March 31, 1999, there has been no Material Adverse Change.

          (h) The Consolidated forecasted balance sheet, statements of income and statements of cash flows of the Parent and its Subsidiaries contained in the Information Memorandum were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent's best estimate of its future financial performance.

          (i) Neither the Information Memorandum nor any other written information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Bank in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading as at the date it was dated (or if not dated, so delivered).

          (j) None of the Account Parties is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

          (k) Neither any Loan Party nor any of its Subsidiaries is an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by any Account Party, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

          (l) Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that is reasonably likely to have a Material Adverse Effect.

          (m) Each Loan Party is, individually and together with its Subsidiaries, Solvent.

          (n) Except to the extent that any and all events and conditions under clauses (i) through (vi) below of this paragraph (n) in the aggregate are not reasonably expected to have a Material Adverse Effect:

               (i) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Pension Plan, copies of which have been filed with the Internal Revenue Service, is complete and accurate and fairly presents the funding status of such Pension Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

               (ii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

               (iii) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

               (iv) With respect to each scheme or arrangement mandated by a government other than the United States (a "Foreign Government Scheme or Arrangement") and with respect to each employee benefit plan that is not subject to United States law maintained or contributed to by any Loan Party or with respect to which any Subsidiary of any Loan Party may have liability under applicable local law (a "Foreign Plan"):

                    (x) Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

                    (y) The fair market value of the assets of each funded
               Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

                    (z) Each Foreign Plan required to be registered has been
               registered and has been maintained in good standing with applicable regulatory authorities.

               (v) To the extent the assets of any Loan Party are or are deemed under applicable law to be "plan assets" within the meaning of Department of Labor Regulation (S) 2510.3-101, the execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated therein will not result in a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or
          Section 4975 of the Internal Revenue Code.

               (vi) During the twelve-consecutive-month period to the date of the execution and delivery of this Agreement and prior to the request for any Letter of Credit to be issued hereunder, no steps have been taken to terminate any Pension Plan, no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA and no minimum funding waiver has been applied for or is in effect with respect to any Pension Plan. No condition exists or event or transaction has occurred or is reasonably expected to occur with respect to any Pension Plan which could result in any Loan Party or any ERISA Affiliate incurring any material liability, fine or penalty.

          (o) (i) In the ordinary course of its business, each Account Party reviews the effect of Environmental Laws on the operations and properties of such Account Party and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, and any actual or potential liabilities to third parties and any related costs and expenses). On the basis of this review, each Account Party has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

          (ii) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, except for non-compliances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect; and there are no Environmental Actions pending or threatened against any Loan Party or its Subsidiaries, and no circumstances exist that could be reasonably likely to form the basis of any such Environmental Action, which (in either case), individually or in the aggregate with all other such pending or threatened actions and circumstances would reasonably be expected to have a Material Adverse Effect.

          (p) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all material federal tax returns and all other material tax returns required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except to the extent contested in good faith and by appropriate proceedings (in which case adequate reserves have been established therefor in accordance with GAAP).

          (q) Each Account Party has (i) initiated a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by suppliers, vendors and customers) that could be adversely affected by the risk that computer applications used by such Account Party or any of its Subsidiaries (or material suppliers, vendors and customers other than those affecting customers that may give rise to claims under insurance policies issued by any Account Party or a Subsidiary) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999 (the "Year 2000 Problem"), (ii) developed a plan and timetable for addressing the Year 2000 Problem on a timely basis and (iii) to date, implemented that plan substantially in accordance with such timetable. Based on the foregoing, each Account Party believes that all computer applications of such Account Party and its Subsidiaries that are material to its or any of its Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 ("Year 2000 Compliant"), except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE V

                       COVENANTS OF THE ACCOUNT PARTIES

          SECTION 5.01. Affirmative Covenants. So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Letter of Credit Participating Interest Commitment or commitment to issue a Letter of Credit hereunder, each Account Party will:

          (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with Environmental Laws, Environmental Permits, ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

          (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent,
     (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful material claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither any Account Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

          (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Subsidiary operates (it being understood that the foregoing shall not apply to maintenance of reinsurance or similar matters which shall be solely within the reasonable business judgment of the Parent and its Subsidiaries).

          (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that the Parent and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c) and provided further that neither the Parent nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of the Parent or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Parent, such Subsidiary or the Banks.

          (e) Visitation Rights. At any reasonable time and from time to time upon prior notice, permit the Administrative Agent (upon request made by any Agent or any Bank), or any agents or representatives thereof, at the expense (so long as no Default has occurred and is continuing) of such Agent or such Bank, as the case may be, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Subsidiaries with any of their officers or directors and with, so long as a representative of the Parent is present, their independent certified public accountants.

          (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Parent and each such Subsidiary sufficient to permit the preparation of financial statements in accordance with GAAP.

          (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

          (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than any transaction between Loan Parties) on terms that are fair and reasonable and no less favorable than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

          (i) Pari Passu ranking. Each Account Party shall procure that its obligations under the Loan Documents will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations which are mandatorily preferred by law applying to companies generally.

          SECTION 5.02. Negative Covenants. So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Letter of Credit Participating Interest Commitment or commitment to issue a Letter of Credit hereunder, each of the Account Parties will not, at any time:

          (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or assign or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

               (i)  Permitted Liens;

               (ii) Liens described on Schedule 5.02(a) hereto and other Liens arising in the ordinary course of business of CIGNAP&C;

               (iii) purchase money Liens upon or in real property or equipment acquired or held by the Parent or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition or within 180 days following such acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

               (vi) Liens arising in connection with Capitalized Leases; provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;

               (v) (A) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event, (B) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Parent or any of it Subsidiaries in accordance with Section 5.02(c) and not created in contemplation of such event and (C) any Lien existing on any asset prior to the acquisition thereof by the Parent or any of its Subsidiaries and not created in contemplation of such acquisition;

               (vi) Liens securing obligations under credit default swap transactions determined by reference to, or Contingent Obligations in respect of, Debt issued by the Parent or one of its Subsidiaries; such Debt not to exceed an aggregate principal amount of $550,000,000;


               (vii)  Liens arising in the ordinary course of its business which
          (A) do not secure Debt and (B) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

               (viii) Liens on cash and Approved Investments securing Hedge Agreements arising in the ordinary course of business;

               (ix) other Liens securing Debt or other obligations outstanding in an aggregate principal or face amount not to exceed at any time 10% of Consolidated Tangible Net Worth;

               (x) Liens consisting of deposits made by the Parent or any insurance Subsidiary with any insurance regulatory authority or other statutory Liens or Liens or claims imposed or required by applicable insurance law or regulation against the assets of the Parent or any insurance Subsidiary, in each case in favor of policyholders of the Parent or such insurance Subsidiary or an insurance regulatory authority and in the ordinary course of the Parent's or such insurance Subsidiary's business;

               (xi) Liens on Investments and cash balances of the Parent or any insurance Subsidiary (other than capital stock of any Subsidiary) securing obligations of the Parent or any insurance Subsidiary in respect of (i) letters of credit obtained in the ordinary course of business and/or (ii) trust arrangements formed in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by the Parent or any insurance Subsidiary;

               (xii) the replacement, extension or renewal of any Lien permitted by clause (iii) or (vi) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount (other than in respect of fees, expenses and premiums, if any) or change in any direct or contingent obligor) of the Debt secured thereby;

               (xiii) Liens securing obligations owed by any Loan Party to any other Loan Party or owed by any Subsidiary of the Parent (other than a Loan Party) to the Parent or any other Subsidiary;

               (xiv) Liens incurred in the ordinary course of business in favor of financial intermediaries and clearing agents pending clearance of payments for investment or in the nature of set-off, banker's lien or similar rights as to deposit accounts or other funds; and

               (xvi) judgment or judicial attachment Liens, provided that the enforcement of such Liens is effectively stayed.

          (b) Change in Nature of Business. Make any material change in the nature of the business of the Parent and its Subsidiaries, taken as a whole, as carried on at the date hereof but assuming that the Acquisition had occurred.

          (c) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

               (i) any Subsidiary of the Parent may merge into or consolidate with any other Subsidiary of the Parent, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Parent, provided further that, in the case of any such merger or consolidation to which an Account Party is a party, the Person formed by such merger or consolidation shall be such Account Party;

               (ii) any Subsidiary of any Account Party may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of the Account Party;

               (iii) in connection with any sale or other disposition permitted under Section 5.02(d) (other than clause (ii) thereof), any Subsidiary of the Parent may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and

               (iv) the Parent or any Account Party may merge into or consolidate with any other Person; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be the Parent or such Account Party, as the case may be;

     provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

          (d) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any, assets except:

               (i) sales of inventory in the ordinary course of its business;

               (ii) in a transaction authorized by Section 5.02(c);

               (iii) sales of Approved Investments in the ordinary course of business on a basis consistent with past practices;

               (iv)  sales of assets for fair value;

               (v) sales, leases, transfers or other dispositions of any assets by the Parent or a Subsidiary to the Parent or another Subsidiary; and

               (vi) so long as no Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of clauses
          (i) through (iv) above.

          (e) Restricted Payments. In the case of the Parent, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any Equity Interests or accept any capital contributions, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Parent or to issue or sell any Equity Interests therein, except that, so long as no Default shall have occurred and be continuing at the time of any action described in clause (i) or (ii) below or would result therefrom:

               (i) the Parent may (A) declare and pay dividends and distributions payable only in common stock of the Parent, (B) issue and sell shares of its capital stock, (C) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests in an aggregate amount during the term of this Agreement not exceeding $300,000,000 and (D) declare and pay cash dividends to its stockholders,

               (ii) (A) any Loan Party (other than the Parent) may declare and pay cash dividends to another Loan Party and (B) any Subsidiary of the Parent (other than any Loan Party) may (x) declare and pay cash dividends to the Parent or any other wholly owned Subsidiary of the Parent of which it is a Subsidiary and (y) accept capital contributions from its parent, and

               (iii) the Special Purpose Trust may issue Preferred Securities and pay dividends thereon with the proceeds of payments of interest on the Debentures.

          (f) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as permitted by GAAP.

          SECTION 5.03. Reporting Requirements. So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Letter of Credit Participating Interest Commitment or commitment to issue a Letter of Credit hereunder, the Parent will furnish to the Agents and the Banks:

          (a) Default Notice. As soon as possible and in any event within two days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Parent setting forth details of such Default, event, development or occurrence and the action that the Parent or the applicable Subsidiary has taken and proposes to take with respect thereto.

          (b) Annual Financials. (i) As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual Consolidated audit report for such year for the Parent and its Subsidiaries, including therein a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Parent and its Subsidiaries for such Fiscal Year, all reported on in a manner reasonably acceptable to the Securities and Exchange Commission in each case and accompanied by an opinion of Pricewaterhouse Coopers LLP or other independent public accountants of recognized standing reasonably acceptable to the Required Banks, together with (i) a certificate of the Chief Financial Officer of the Parent stating that no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken a proposes to take with respect thereto, and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04.

          (ii) As soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the annual Consolidated audit report for such year for each Subsidiary Guarantor and its Subsidiaries, including therein a Consolidated balance sheet of such Subsidiary Guarantor and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of such Subsidiary Guarantor and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required Banks of PricewaterhouseCoopers LLP or other independent public accountants of recognized standing acceptable to the Required Banks.

          (c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to the absence of footnotes and normal year-end audit adjustments) by the Chief Financial Officer of the Parent as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenants contained in Section 5.04.

          (d) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f).

          (e) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Parent sends to its stockholders generally, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

          (f) ERISA. (i) ERISA Events. Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate institutes any steps to terminate any Pension Plan or becomes aware of the institution of any steps or any threat by the PBGC to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that any Loan Party or any ERISA Affiliate furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in any Loan Party or any ERISA Affiliate incurring any material liability, fine or penalty, or any material increase in the contingent liability of any Loan Party or any ERISA Affiliate with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto.

          (ii) Plan Annual Reports. Promptly upon request of any Agent or any Bank, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Pension Plan.

          (iii) Multiemployer Plan Notices. Promptly and in any event within 15 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B); provided, however, that such notice and documentation shall not be required to be provided (except at the specific request of any Agent or any Bank, in which case such notice and documentation shall be promptly provided following such request) if such condition or event is not reasonably expected to result in any Loan Party or any ERISA Affiliate incurring any material liability, fine, or penalty..

          (g) Year 2000 Compliance. Promptly after the Parent's discovery or determination thereof, notice (in reasonable detail) that any computer application that is material to its or any of its Subsidiaries' business and operations will not be Year 2000 Compliant (as defined in Section 4.01(q)), except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.

          (h) Statutory Statements. As soon as available and in any event within 20 days after submission, each statutory statement of the Loan Parties (or any of them) in the form submitted to The Insurance Division of the Office of Registrar of Companies of Bermuda.

          (i) Regulatory Notices, Etc. Promptly after any Responsible Officer of the Parent obtains knowledge thereof, (i) a copy of any notice from the Bermuda Minister of Finance or the Registrar of Companies or any other person of the revocation, the suspension or the placing of any restriction or condition on the registration as an insurer of any Account Party under the Bermuda Insurance Act 1978 (and related regulations) or of the institution of any proceeding or investigation which could result in any such revocation, suspension or placing of such a restriction or condition, (ii) copies of any correspondence by, to or concerning any Loan Party relating to an investigation conducted by the Bermuda Minister of Finance, whether pursuant to Section 132 of the Bermuda Companies Act 1981 (and related regulations) or otherwise and (iii) a copy of any notice of or requesting or otherwise relating to the winding-up or any similar proceeding of or with respect to any Loan Party.

          (j) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Bank through the Administrative Agent, may from time to time reasonably request.

          SECTION 5.04. Financial Covenants. So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Letter of Credit Participating Interest Commitment or commitment to issue a Letter of Credit hereunder, the Parent will:

          (a) Adjusted Consolidated Debt to Total Capitalization Ratio.
     Maintain at all times a ratio of Adjusted Consolidated Debt to Total Capitalization of not more than the lesser of (a) 0.50 to 1 or (b) the Specified Ratio. For purposes of the foregoing, the Specified Ratio shall be the greater of 0.35 to 1 or the ratio determined by multiplying 1.25 times the numerator of the lowest ratio of Adjusted Consolidated Debt to Total Capitalization as of the last day of any fiscal quarter of the Parent after completion of the Acquisition.

          (b) Tangible Net Worth. Maintain at all times Consolidated Tangible Net Worth in an amount equal to the sum of (i) $1,000,000,000 plus (ii) 25% of Consolidated Net Income for each fiscal quarter of the Parent ending on and after June 30, 1999 for which such Consolidated Net Income is positive plus (iii) 75% (or, after the Equity Issuance (so long as the Net Cash Proceeds received by the Parent and its Subsidiaries are at least $500,000,000) 50%) of the aggregate amount by which Consolidated Tangible Net Worth shall have been increased by reason of the issuance and sale of any Equity Interests or Mandatorily Convertible Preferred Securities or, without duplication, the conversion or exchange of any Debt of the Parent into or with Equity Interests of the Parent.


                                  ARTICLE VI
                               EVENTS OF DEFAULT

          SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

          (a) (i) any Account Party shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) any Account Party shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five Business Days after the same becomes due and payable; or

          (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

          (c) any Account Party shall fail to perform or observe any term, covenant or agreement contained in Section 2.10, 5.01(d) (with respect to the Parent) or (e), 5.02 or 5.04; or

          (d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to such Loan Party by any Agent or any Bank; or

          (e) the Parent or any of its Subsidiaries shall fail to pay any Material Financial Obligation (but excluding Debt outstanding hereunder) of the Parent or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Financial Obligation; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Financial Obligation and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Financial Obligation or otherwise to cause, or to permit the holder thereof to cause, such Material Financial Obligation to mature; or any such Material Financial Obligation shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Financial Obligation shall be required to be made, in each case prior to the stated maturity thereof; or

          (f) any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

          (g) any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it (other than as a result of a transaction permitted hereunder), or any such Loan Party shall so state in writing; or

          (j) a Change of Control shall occur; or

          (k) Any Loan Party or any ERISA Affiliate shall incur or shall be reasonably expected to incur liability in excess of $25,000,000 in the aggregate with respect to any Pension Plan or any Multiemployer Plan in connection with the occurrence of any of the following events or existence of any of the following conditions:

               (i) Institution of any steps by any Loan Party, any ERISA Affiliate or any other Person, including, without limitation, the PBGC to terminate a Pension Plan if as a result of such termination a Loan Party or any ERISA Affiliate could be required to make a contribution to such Pension Plan, or could incur a liability or obligation;

               (ii) A contribution failure occurs with respect to any Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA; or

               (iii) Any condition shall exist or event shall occur with respect to a Pension Plan that is reasonably expected to result in any Loan Party or any ERISA Affiliate being required to furnish a bond or security to the PBGC or such Pension Plan, or incurring a liability or obligation.

          (l) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or

          (m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Banks, by notice to the Account Parties, declare the obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and/or (ii) shall at the request, or may with the consent, of the Required Banks, by notice to the Account Parties, declare all amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Account

Parties; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Account Party under the Federal Bankruptcy Code, (x) the obligation of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Account Parties.

          SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Banks, after having taken any of the actions described in Section 6.01(ii) or otherwise, make demand upon the Account Party to, and forthwith upon such demand the Account Party will, pay to the Administrative Agent on behalf of the Banks in same day funds at the Administrative Agent's office designated in such demand, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding as cash collateral. If at any time during the continuance of an Event of Default the Administrative Agent determines that such funds are subject to any right or claim of any Person other than the Administrative Agent and the Banks or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Account Party will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional cash collateral, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, such funds shall be applied to reimburse the Issuing Bank or Banks, as applicable, to the extent permitted by applicable law.


                                  ARTICLE VII

                                 THE GUARANTY

          SECTION 7.01. The Guaranty. (a) Each Account Party hereby jointly and severally, unconditionally, absolutely and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all amounts payable by each of the other Account Parties under the Loan Documents including, without limitation, the principal of and interest on reimbursement obligations owing by such other Account Parties pursuant to this Agreement with respect to Letters of Credit. Upon failure by an Account Party to pay punctually any such amount, each other Account Party agrees to pay forthwith on demand the amount not so paid at the place and in the manner specified in this Agreement.

          (b) Each Account Party (other than the Parent), and by its acceptance of this Guaranty, the Administrative Agent and each other Bank, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Account Party hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of each Account Party (other than the Parent) hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Banks and the Account Parties hereby irrevocably agree that the obligations of each Account Party (other than the Parent) under this Article VII at any time shall be limited to the maximum amount as will result in the obligations of such Account Party under this Guaranty not constituting a fraudulent transfer or conveyance.

          SECTION 7.02. Guaranty Unconditional. The obligations of each Account Party under this Article VII shall be unconditional, absolute and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

          (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other obligor under any of the Loan Documents, by operation of law or otherwise;

          (ii) any modification or amendment of or supplement to any of the Loan Documents;

          (iii) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Loan Documents;

          (iv) any change in the corporate existence, structure or ownership of any obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Loan Documents;

          (v) the existence of any claim, set-off or other rights which any obligor may have at any time against any other obligor, the Administrative Agent, any Bank or any other corporation or person, whether in connection with any of the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

          (vi) any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of principal interest or any other amount payable under any of the Loan Documents; or

          (vii) any other act or omission to act or delay of any kind by any obligor, the Administrative Agent, any Bank or any other corporation or person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to an Account Party's obligations under this Article VII.

          SECTION 7.03. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Account Party's obligations under this Article VII shall remain in full force and effect until the commitments of the Banks hereunder shall have terminated, no Letters of Credit shall be outstanding and all amounts payable by the other Account Parties under the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any reimbursement obligation or any other amount payable by an Account Party under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Account Party or otherwise, each other Account Party's obligations under this
Article VII with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

          SECTION 7.04. Waiver by the Account Parties. Each Account Party irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person.

          SECTION 7.05. Subrogation. Each Account Party hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other

Account Party, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Account Party's obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Bank against any other Account Party, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Account Party, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable under this Guaranty shall have been paid in full in cash, no Letters of Credit shall be outstanding and the commitments of the Banks hereunder shall have expired or been terminated. If any amount shall be paid to any Account Party in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all amounts payable under this Guaranty, and (b) the Expiration Date, such amount shall be received and held in trust for the benefit of the Banks, shall be segregated from other property and funds of such Account Party and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any amounts payable under this Guaranty thereafter arising. If (i) any Account Party shall make payment to any Bank of all or any amounts payable under this Guaranty, (ii) all amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the final Expiration Date shall have occurred, the Banks will, at such Account Party's request and expense, execute and deliver to such Account Party appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Account Party of an interest in the obligations resulting from such payment made by such Account Party pursuant to this Guaranty.

          SECTION 7.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Account Party under any of the Loan Documents is stayed upon the insolvency, bankruptcy or reorganization of such Account Party, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the other Account Parties under this Article VII forthwith on demand by the Administrative Agent made at the request of the requisite proportion of the Banks.

          SECTION 7.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all amounts payable under this Guaranty and (ii) the final Expiration Date, (b) be binding upon each Account Party, its successors and assigns and (c) inure to the benefit of and be enforceable by the Banks and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Bank may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Letter of Credit Participating Interest Commitment and the Advances owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Bank herein or otherwise, in each case as and to the extent provided in Section 9.07. No Account Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Required Banks.


                                 ARTICLE VIII

                                  THE AGENTS

          SECTION 8.01. Authorization and Action. Each Bank (in its capacity as a Bank) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act (in the case of the Administrative Agent) or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks or all the Banks where unanimity is required, and such instructions shall be binding upon all Banks; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Bank prompt notice of each notice given to it by any Account Party pursuant to the terms of this Agreement.

          SECTION 8.02. Agents' Reliance, Etc. Neither any Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent:
(a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram or telecopy) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 8.03. Mellon and Affiliates. With respect to its LC Commitment Amounts, and the Advances, Mellon shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not an Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include Mellon in its individual capacity. Mellon and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Mellon were not an Agent and without any duty to account therefor to the Banks.

          SECTION 8.04. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          SECTION 8.05. Indemnification. (a) Each Bank severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Account Parties) from and against such Bank's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents; provided, however, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Account Parties under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Account Parties.

          (b) For purposes of this Section 8.05, the Banks' respective ratable shares of any amount shall be determined, at any time, according to the sum of
(i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Banks, (ii) their respective Pro Rata Shares of the aggregate Available Amounts of all Letters of Credit outstanding at such time and (iii) their respective Unused LC Commitment Amounts at such time. The failure of any Bank to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Banks to such Agent as provided herein shall not relieve any other Bank of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Bank shall be responsible for the failure of any other Bank to reimburse such Agent for such other Bank's ratable share of such amount. Without prejudice to the survival of any other agreement of any Bank hereunder, the agreement and obligations of each Bank contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

          SECTION 8.06. Successor Administrative Agent. Any Agent may resign at any time by giving written notice thereof to the Banks and the Parent and may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal of the Administrative Agent, the Required Banks shall have the right to appoint a successor Administrative Agent, subject (so long as no Event of Default exists) to the consent of the Parent (which consent shall not be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Required Banks' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent's resignation or removal under this Section 8.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent's resignation or removal shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Banks shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required

Banks appoint a successor Administrative Agent as provided above. After any retiring Agent's resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If Deutsche or Fleet ceases to be a Bank hereunder, it shall be deemed to have resigned as a Documentation Agent and no replacement shall be appointed.


                                  ARTICLE IX

                                 MISCELLANEOUS

          SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Issuing Bank and the Required Banks (and, in the case of an amendment, the Parent), and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Banks (other than (A) any Bank that is, at such time, a Defaulting Bank, (B) in the case of clause (v) below, any Bank which is not a Commitment Bank and which is not affected by such amendment, waiver or consent and (C) in the case of clauses (ii), (iii), (vi) and (vii) below, any Bank which is not and will not be (and is not and will not be owed any obligation which is or will be) affected thereby), do any of the following at any time: (i) waive any of the conditions specified in Section
3.01 or, in the case of the Initial Extension of Credit, Section 3.02, (ii) change the number of Banks or the percentage of (x) the LC Commitment Amounts,
(y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Banks or any of them to take any action hereunder, (iii) reduce or limit the obligations of any Account Party under Section 7.01 or release such Account Party or otherwise limit such Account Party's liability with respect to the obligations owing to the Agents and the Banks, (iv) amend this Section 9.01,
(v) increase the LC Commitment Amounts of the Banks, extend the then applicable Expiration Date or subject the Banks to any additional obligations, (vi) reduce the principal of, or interest on, any reimbursement obligation or any fees or other amounts payable hereunder, (vii) postpone any date fixed for any payment of principal of, or interest on, any reimbursement obligation or any fees or other amounts payable hereunder, or (viii) limit the liability of any Loan Party under any of the Loan Documents; provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Banks required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

          SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered, if to any Account Party, at its address set forth below on the signature pages hereof; if to any Initial Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Bank, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Bank; if to the Issuing Bank at its address at One Mellon Bank Center, Pittsburgh, Pennsylvania 15258, attention: Karen McConomy; and if to the Administrative Agent, at its address at One Mellon Bank Center, Pittsburgh, Pennsylvania 15258, attention: Karen McConomy; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed or telecopied, be effective when deposited in the mails, delivered to the telegraph company or transmitted by telecopier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II,

III or VIII shall not be effective until received by the Administrative Agent. Manual delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

          SECTION 9.03. No Waiver; Remedies. No failure on the part of any Bank or any Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 9.04. Costs and Expenses. (a) Each of the Account Parties agrees to pay on demand (i) all reasonable costs and expenses of the Administrative Agent and of the Issuing Bank in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of a single counsel for the Administrative Agent and a single counsel for the Issuing Bank with respect thereto, with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all reasonable costs and expenses of each Agent, the Issuing Bank and each Bank in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent, the Issuing Bank and each Bank with respect thereto).

          (b) Each of the Account Parties jointly and severally agrees to indemnify and hold harmless each Agent, the Issuing Bank, each Bank and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition (including, without limitation, the Acquisition and any of the other transactions contemplated by the Loan Documents) by any Account Party or any of its Subsidiaries or Affiliates of all or any portion of the Equity Interests in or Debt securities or substantially all of the assets of CIGNAP&C, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this
Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Each of the Account Parties also agrees not to assert any claim against any Agent, any Bank or any of their

Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the credit facilities provided hereunder, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

          (c) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Account Parties contained in Section 2.07 and this Section
9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

          SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare amounts owing hereunder to be due and payable pursuant to the provisions of Section 6.01, each Agent and each Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Bank or such Affiliate to or for the credit or the account of any Account Party against any and all of the obligations of such Account Party now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Bank shall have made any demand under this Agreement and although such obligations may be unmatured. Each Agent and each Bank agrees promptly to notify each Account Party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Bank and their respective Affiliates may have.

          SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by each Account Party, the Issuing Bank and each Agent and the Administrative Agent shall have been notified by each Initial Bank that such Initial Bank has executed it and thereafter shall be binding upon and inure to the benefit of each Account Party, each Agent and each Bank and their respective successors and assigns, except that no Account Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Banks.

          SECTION 9.07. Assignments and Participations. (a) Each Bank may, and so long as no Default shall have occurred and be continuing, if demanded by any Account Party (following a demand by such Bank pursuant to Section 2.12) upon at least five Business Days notice to such Bank and the Administrative Agent, will, assign to one or more Eligible Assignee all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its LC Commitment Amount, its Letter of Credit Participating Interest Commitment and the Letter of Credit Advances owing to it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations of such Bank hereunder, except for any non-pro rata assignment made by a Downgraded Bank after a request by the Issuing Bank pursuant to Section 2.14 (and any subsequent non-pro rata assignment of the interest so assigned or by the Downgraded Bank) and any other non-pro rata assignment approved by the Administrative Agent and any Account Party, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Bank, an Affiliate of any Bank or an Approved Fund of any Bank or an assignment of all of a Bank's rights and obligations under this Agreement, the aggregate amount of the LC Commitment Amounts being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) each assignment made as a result of a demand by any Account Party pursuant to Section 2.12 shall be arranged by such Account Party after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Bank under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Bank under this Agreement, (v) no Bank shall be obligated to make any such assignment as a result of a demand by any Account Party pursuant to Section
2.12 unless and until such Bank shall have received one or more payments from either such Account Party or other Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances made by such Bank, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Bank under this Agreement, (vi) as a result of such assignment, no Account Party shall be subject to additional amounts under Section 2.06 or 2.08, (vii) no such assignment shall be permitted without the consent of the Administrative Agent and, so long as no Default shall have occurred and be continuing, the Parent (which consents shall not be unreasonably withheld) and (viii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $2,500.00.

          (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank, hereunder and (ii) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.06, 2.08 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

          (c) By executing and delivering an Assignment and Acceptance, each Bank assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto;
(ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto;
(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(iv) such assignee will, independently and without reliance upon any Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank.

          (d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Account Parties, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the LC Commitment Amount of, and principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Account Parties, the Agents and the Banks shall treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Account Party or any Agent or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Parent.

          (f) Each Bank may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its LC Commitment Amount, its Letter of Credit Participating Interest Commitment and the Advances owing to it; provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Letter of Credit Participating Interest Commitment) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Account Parties, the Agents and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and (iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, reimbursement obligations or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the reimbursement obligations or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. Each Bank shall, as agent of the Account Parties solely for the purposes of this Section, record in book entries maintained by such Bank, the name and amount of the participating interest of each Person entitled to receive payments in respect of any participating interests sold pursuant to this Section.

          (g) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to any Account Party furnished to such Bank by or on behalf of any Account Party; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Bank.

          (h) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it) in favor of any Federal Reserve Bank in accordance with

Regulation A of the Board of Governors of the Federal Reserve System.

          SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

          SECTION 9.09. No Liability of the Issuing Bank. Each Account Party assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers, directors, employees or agents shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not strictly comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that such Account Party shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to such Account Party, to the extent of any direct, but not consequential, damages suffered by such Account Party that such Account Party proves were caused by (i) the Issuing Bank's willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

          SECTION 9.10. Confidentiality. Neither any Agent nor any Bank shall disclose any Confidential Information to any Person without the consent of the Parent, other than (a) to such Agent's or such Bank's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner regulating such Bank and (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Bank.

          SECTION 9.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          SECTION 9.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          SECTION 9.13. Waiver of Jury Trial. Each of the Account Parties, the Agents and the Banks irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of any Agent or any Bank in the negotiation, administration, performance or enforcement thereof.

          [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    ACE LIMITED
                                    The Common Seal of ACE Limited was
                                    hereunto affixed in the presence of:



                                    Director


                                    Secretary

                                    ACE BERMUDA INSURANCE LTD.
                                    The Common Seal of ACE Bermuda
                                    Insurance Ltd. was hereunto affixed
                                    in the presence of:


                                    Director


                                    Secretary

                                    TEMPEST REINSURANCE COMPANY LIMITED

                                    The Common Seal of Tempest Reinsurance
                                    Company Limited was hereunto affixed in
                                    the presence of:


                                    Director


                                    Secretary

                                    Address for each Account Party:
                                    The ACE Building
                                    30 Woodbourne Avenue
                                    Hamilton HM08 Bermuda

                                    MELLON BANK, N.A., as Administrative Agent, as Issuing Bank and as an Initial Bank

                                    By:
                                    Title:


                                    DEUTSCHE BANK AG, NEW YORK
                                    AND/OR CAYMAN ISLANDS BRANCHES, as
                                    Documentation Agent and as an Initial Bank

                                    By:
                                    Title:


                                    FLEET NATIONAL BANK, as Documentation Agent and as an Initial Bank

                                    By:
                                    Title:


                                    THE BANK OF BERMUDA LIMITED, as an Initial
                                    Bank

                                    By:
                                    Title:


                                    THE BANK OF NEW YORK, as an Initial Bank

                                    By:
                                    Title:


                                    BANQUE NATIONALE DE PARIS, as an Initial
                                    Bank

                                    By:
                                    Title:

                                    SOCIETE GENERALE, as an Initial Bank


                                    By:
                                    Title:

                                  SCHEDULE I

                             LC COMMITMENT AMOUNTS
                             ---------------------


Mellon Bank, N. A.                $ 71,500,000.00

The Bank of Bermuda Limited       $ 71,500,000.00

Deutsche Bank AG, New York
and/or Cayman Islands Branches    $ 71,500,000.00

Fleet National Bank               $ 71,500,000.00

The Bank of New York              $ 48,000,000.00

Banque Nationale de Paris         $ 48,000,000.00

Societe Generale                  $ 48,000,000.00
                                  ---------------

     Total                        $430,000,000.00
                                  ===============


                              SCHEDULE I - Part 2

                           Domestic Lending Offices
                           ------------------------


Mellon Bank, N. A.                      One Mellon Bank Center
                                        Room 4440
                                        Pittsburgh, PA 15258-0001
                                        Attn: Karen McConomy

The Bank of Bermuda Limited             6 Front Street
                                        Hamilton HMII, Bermuda
                                        Attn: Hanne Frost

Deutsche Bank AG, New York
and/or Cayman Islands Branches          31 West 52nd Street
                                        New York, NY 10019
                                        Attn: John McGill

Fleet National Bank                     777 Main Street
                                        Hartford, CT 06115-2001
                                        Attn: Anson Harris

The Bank of New York                    1 Wall Street
                                        17th Floor
                                        New York, NY 10286
                                        Attn: Louis DiFranco

Banque Nationale de Paris               499 Park Avenue
                                        New York, NY 10022
                                        Attn: Phil Truesdale

Societe Generale                        1221 Avenue of the Americas
                                        New York, NY 10020
                                        Attn: Laura Hope

                                  SCHEDULE II

                          Existing Letters of Credit
                          --------------------------


1.   Mellon Letter of Credit # S864386
     Face Amount:  $74,500,000
     Account Party:  Ace Bermuda Insurance Ltd.
     Beneficiary: State Industrial Insurance System DBA Employers Insurance Company of Nevada

2.   Mellon Letter of Credit # S856602
     Face Amount:  $427,000

     Account Party:  Westchester Surpluys Lines Insurance Co. and Westchester
          Fire Insurance Company (for purposes of the Reimbursement Agreement, the account party for this letter of credit will be deemed to be Ace Limited or, if so desired by the Account Parties on the closing date, another Account Party)

     Beneficiary:  International Insurance Company